Exhibit 2.1

EQUITY PURCHASE AGREEMENT

BY AND AMONG

CHAMPIONX CORPORATION

(A DELAWARE CORPORATION),

USS HARDTECH, LLC,

(A DELAWARE LIMITED LIABILITY COMPANY)

SOLELY FOR PURPOSES OF ARTICLE I, SECTION 6.03, SECTION 6.05, SECTION 6.06, SECTION 6.14,

SECTION 6.17(d), SECTION 6.17(i), SECTION 6.20 AND ARTICLE X,

SCHLUMBERGER LIMITED

(A CURAÇAO CORPORATION)

AND SOLELY FOR PURPOSES OF SECTION 6.17(d) AND SECTION 6.17(i),

SODIUM MERGER SUB, INC.

(A DELAWARE CORPORATION)

FEBRUARY 24, 2025

i

EXHIBITS
Exhibit A	-	Rules of Engagement for Firm
Exhibit B	-	Transition Services Agreement

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of February 24, 2025, is made by and among (i) ChampionX Corporation, a Delaware corporation (“Seller”), (ii) USS HardTech, LLC, a Delaware limited liability company (“Purchaser”), (iii) solely for purposes of Article I, Section 6.03, Section 6.05, Section 6.06, Section 6.14, Section 6.17(d), Section 6.17(i), Section 6.20 and Article X, Schlumberger Limited, a Curaçao corporation (“Sodium”) and (iv) solely for purposes of Section 6.17(d) and Section 6.17(i), Sodium Merger Sub, Inc., a Delaware corporation and direct wholly owned Subsidiary of Sodium US (“Merger Sub”, and, collectively with Seller, Purchaser and Sodium, the “Parties”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, on April 2, 2024, Seller, Sodium, Sodium Holdco, Inc., Delaware corporation and indirect wholly owned Subsidiary of Sodium (“Sodium US”) and Merger Sub entered into that certain Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified in accordance with its terms, the “Merger Agreement”), which provides, among other things and subject to the terms and conditions set forth therein, that Merger Sub will merge with and into Seller (the “Merger”), with Seller surviving the Merger as an indirect wholly owned Subsidiary of Sodium (the “Primary Transaction”);

WHEREAS, the Primary Transaction will occur prior to the Closing (as defined below) occurring under this Agreement, and upon the consummation of the Primary Transaction, Sodium will become the ultimate corporate parent of Seller;

WHEREAS, as of the date hereof, Seller, through an indirect wholly owned Subsidiary, owns beneficially and of record all of the outstanding Equity Interests of US Synthetic Corporation, a Delaware corporation (the “Company”, and such Equity Interests the “Acquired Interests”);

WHEREAS, the Company is engaged in the drilling technologies business, including the design, manufacturing and marketing of polycrystalline diamond cutter inserts, bearings, valves, nozzles, construction and mining tools as conducted, researched or developed by the Company (the “Business”);

WHEREAS, concurrently with the execution of this Agreement, (a) Purchaser has delivered to Seller a fully executed commitment letter from LongRange Capital Fund I, L.P (“Investor”), dated as of the date hereof (the “Equity Commitment Letter”) and (b) as a condition and material inducement to Seller and Sodium’s willingness to enter into this Agreement, LongRange Capital GP, LLC (“Sponsor”), has entered into that certain Support Agreement with Seller and Sodium (as it may be amended, supplemented or otherwise modified in accordance with its terms, the “Sponsor Support Agreement”); and

WHEREAS, following the consummation of the Primary Transaction, Seller or its applicable Affiliate wish to sell to Purchaser, and Purchaser wishes to purchase from Seller or its applicable Affiliate, the Acquired Interests, and assume from Seller the Transferred Liabilities, in each case, to resolve any concerns raised by a Governmental Entity in order to facilitate the timely completion of the Primary Transaction, upon the terms and subject to the conditions set forth herein (such purchase and assumption, together with the other transactions contemplated hereby or by any Ancillary Agreement, the “Transaction”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.01 Definitions. For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Account for Payable Services Agreement” is defined in the definition of Credit Agreements.

“Accounting Principles” means the principles set forth on the Schedule 1.01(a).

“Acquired Interests” is defined in the Recitals.

“Acquisition Proposal” means any bona fide written proposal or offer from any Person (other than Purchaser or its Affiliates) relating to any direct or indirect acquisition or purchase of all or a majority of the assets of or, outstanding equity interests of, the Company, whether such transaction takes the form of a sale of equity interests, merger, reorganization, recapitalization, sale of assets or otherwise.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of Equity Interests, including but not limited to voting securities, by contract or agency or otherwise. For the avoidance of doubt, (a) LongRange Capital, L.P. shall be an Affiliate of Purchaser; provided, in no event shall Purchaser be considered an Affiliate of any portfolio company affiliated with LongRange Capital, L.P., nor shall any portfolio company of LongRange Capital, L.P. be considered an Affiliate of Purchaser and (b) following the consummation of the Primary Transaction, except with respect to Article III, Seller and its Subsidiaries shall be Affiliates of Sodium, and following the consummation of the Primary Transaction, any references to Sodium or its Affiliates shall be deemed to include Seller and its Subsidiaries.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the Transition Services Agreement, the Equity Commitment Letter, the Sponsor Support Agreement and the other agreements, documents, instruments, writings or certificates contemplated by this Agreement to be executed by a Party or any of its Affiliates, as applicable, in connection with the Transaction.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (ii) the U.K. Bribery Act 2010, as amended; and (iii) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any party to this Agreement is located or doing business.

“Antitrust Litigation Action” is defined in Section 6.03(e).

“Audited Financial Statements” is defined in Section 4.04.

“Authorized Representatives” is defined in Section 6.02(a).

“Balance Sheet Date” is defined in Section 4.05.

“Bill of Sale” is defined in Section 2.05(a)(ii).

“Business” is defined in the Recitals.

“Business Day” means any day other than a Saturday, a Sunday or a legal holiday for commercial banks in New York, New York or Houston, Texas.

“Business Employees” means those employees and other individual service providers of Seller or its Subsidiaries, including each such employee on medical, disability, family or other leave of absence as of the Closing Date, who (i) work exclusively for the Business, (ii) are set forth on Schedule 1.01(a)(i) (which Schedule may be updated from time to time prior to the Closing to reflect hiring and terminations in accordance with this Agreement), (iii) provide services exclusively for the Business who are hired after the date hereof or (iv) are hired after the date that is two (2) Business Days prior to the date hereof to fill any vacancy created by the termination of the service of any employee set forth on Schedule 1.01(a)(i).

“CapEx Adjustment Amount” means an amount (which may be positive or negative) equal to (i) the CapEx Amount minus (ii) the CapEx Target Amount. If the CapEx Amount is greater than the CapEx Target Amount, the CapEx Adjustment Amount shall be deemed to be zero (0), unless the amount by which the CapEx Amount exceeds the CapEx Target Amount was consented to by Purchaser in writing pursuant to Section 6.01(b).

“CapEx Amount” means the aggregate amount of capital expenditures actually spent by Seller or its Subsidiaries in respect of the Business between the date hereof and the Closing Date (inclusive of the date hereof, but excluding the Closing Date).

“CapEx Target Amount” has the meaning set forth on Schedule 1.01(f).

“Cash” means, as of a given time, an amount equal to the aggregate amount of all cash, cash equivalents and marketable securities of the Company, and demand deposits, money market accounts, short-term investments, including cash and inbound checks for the benefit of the Company, whether or not cleared and inbound wires, transfers and deposits in transit, in each case, to the extent convertible into cash within thirty (30) days but excluding (and calculated net of) (i) Restricted Cash and (ii) issued but uncleared checks, outbound wires, transfers, drafts and deposits in transit; provided, that solely for purposes of calculating Estimated Closing Cash Proceeds, the amount of Cash as of the Measurement Time will not exceed One Million Dollars ($1,000,000). Cash shall be (x) reduced for (A) any payments made between the Measurement Time and Closing which reduce Transaction Expenses or Indebtedness and (B) any cash dividends or distributions between the Measurement Time and Closing and (y) increased for the amount of all fees and expenses that are the responsibility of Purchaser under the terms of this Agreement, but are paid by the Company prior to the Closing.

“ChampionX Credit Agreement” is defined in the definition of Credit Agreements.

“Clearances” means any regulatory clearances necessary under the HSR Act or other Regulatory Laws for the consummation of the Primary Transaction.

“Closing” is defined in Section 2.04.

“Closing Balance Sheet” is defined in Section 2.06(b).

“Closing Cash Proceeds” means (i) the Enterprise Value, minus (ii) the amount of Indebtedness outstanding as of the Closing, plus (iii) the amount of Cash as of the Measurement Time, plus (iv) the Working Capital Adjustment Amount, minus (v) all Transaction Expenses, plus (vi) the IT Separation Costs, plus (vii) the CapEx Adjustment Amount. For the avoidance of doubt, no items included in the definitions of Cash, Indebtedness, Transaction Expenses, Working Capital, IT Separation Costs or the CapEx Amount shall be double counted for purposes of calculating the Closing Cash Proceeds hereunder.

“Closing Date” is defined in Section 2.04.

“Closing Statement” is defined in Section 2.06(b).

“Closing Working Capital” means Working Capital as of the Measurement Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Recitals.

“Confidentiality Agreement” is defined in Section 6.05.

“Consolidated Group Tax Contest” is defined in Section 6.18(k).

“Continuation Period” is defined in Section 6.17(c).

“COVID-19” means SARS-CoV-2 or any disease or infections resulting therefrom, including COVID-19 and any mutations, evolutions, or variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“Credit Agreements” means collectively, (i) that certain Amended and Restated Credit Agreement dated as of June 7, 2022, by and among Seller, the Loan Parties (as defined therein) party thereto, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent (the “ChampionX Credit Agreement”), (ii) that certain Master Receivables Purchase Agreement made as of June 28, 2022, among, inter alios the Company, other Subsidiaries of Seller from time to time party thereto, Apergy USA, Inc. and JPMorgan Chase Bank, N.A (the “Master Receivables Purchase Agreement”), (iii) that certain Account for Payable Services dated May 9, 2018, by and among Apergy Corporation, a Delaware corporation and certain of its Affiliates and subsidiaries, as buyer, and JPMorgan Chase Bank, N.A. (the “Account for Payable Services Agreement”) and (iv) that certain Receivables Purchase Agreement dated as of March 28, 2024, by and among ChampionX Canada ULC, ChampionX LLC and HSBC Bank USA, National Association (the “Receivables Purchase Agreement”), in each case, as amended, restated, amended and restated, supplemented or otherwise modified, replaced or refinanced.

“D&O Indemnified Party” is defined in Section 6.08(a).

“D&O Tail Policies” is defined in Section 6.08(a).

“Data Partners” is defined in Section 4.18(a).

“Data Privacy Obligation” is defined in Section 4.18(a).

“Data Room” is defined in Section 5.13(a).

“Debt Financing” means any debt financing procured by Purchaser to finance the transactions contemplated hereby.

“Debt Financing Source” shall mean, in its capacity as such, any lender or similar debt financing source that has committed to provide or arrange or has otherwise entered into agreements in connection with all or any part of the Debt Financing and their respective Affiliates, and such lender’s or other debt financing source’s (and their respective Affiliates’) equityholders, members, employees, officers, directors, attorneys, agents or advisors; provided, that it is understood and agreed for the avoidance of doubt that “Debt Financing Source” shall exclude Purchaser or any Affiliate thereof.

“Delayed Transferred Liability” is defined in Section 2.03.

“Disclosure Schedules” means the Disclosure Schedules delivered in connection with, and constituting a part of, this Agreement.

“Emergency” means any sudden, unexpected, force majeure or abnormal event which causes, or risks causing, imminent and substantial physical damage to or the endangerment of the safety of any property, imminent and substantial endangerment of health or safety of any person, or death or injury to any person, or imminent and substantial damage to the environment, in each case, whether real or reasonably perceived, and whether caused by war (whether declared or undeclared), acts of terrorism (including cyber-terrorism), weather events, epidemics, COVID-19 or any other pandemics, epidemics or disease outbreaks, strikes, work-stoppages, outages, explosions, blockades, insurrections, riots, landslides, earthquakes, storms, hurricanes, lightning, floods, extreme cold or freezing, extreme heat, washouts, political or social conditions, civil unrest, protests, public demonstrations, and any escalation or worsening thereof, as well as acts of or the response of any Governmental Entity in response thereto or otherwise, including, confiscation or seizure, any Law, directive, pronouncement or guideline issued by a Governmental Entity or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, any of the foregoing.

“Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each other employee benefit plan, program, arrangement or agreement, including each employment, equity or equity-based compensation, bonus, incentive, deferred compensation, health, welfare, retirement, life insurance, retiree medical, employee assistance, severance or fringe plan, program, arrangement or agreement, in each case, that is sponsored, maintained or contributed to by Seller or any of its Affiliates on behalf of any Business Employee, except for any plan or program sponsored by a Governmental Entity to which a Person is required by Law to contribute or that requires the mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund with respect to the wages of an employee.

“Enterprise Value” means three-hundred million dollars ($300,000,000).

“Environmental Laws” means all Laws concerning pollution, public or worker health and safety (to the extent it relates to exposure to Hazardous Materials) or protection of the environment.

“Equity Commitment Letter” is defined in the Recitals.

“Equity Interests” means, with respect to any Person, (i) any common stock or preferred stock (or any series thereof), any ordinary shares or preferred shares, any other equity securities, capital stock, partnership, membership, limited liability company or similar interest, of such Person and any beneficial interests in a trust, (ii) any securities that are directly or indirectly convertible, exchangeable or exercisable into any such stock or interests, including any right that would entitle any other Person to directly or indirectly acquire any such interest in such Person, and (iii) any right that would otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such first Person (including stock appreciation, phantom stock, profit participation or other similar rights), in each case of clauses (i) through (iii), however described and whether voting or non-voting.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash Proceeds” is defined in Section 2.06(a).

“Existing Disabled Employees” is defined in Section 6.17(j).

“Financial Statements” is defined in Section 4.04.

“Firm” is defined in Section 2.06(e).

“Fraud” means actual fraud under Delaware Law in the making of the representations and warranties expressly set forth in Article III, Article IV or Article V (as modified by the corresponding Schedule, as applicable), but not constructive fraud, constructive knowledge, equitable fraud, recklessness, negligent misrepresentation or omission or similar theory.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“General Liability Policy” is defined in Section 4.16(b).

“Governing Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of any such Person and (ii) all bylaws, voting agreements, stockholder agreements, investor rights agreements and similar documents, instruments or agreements relating, in each case, to the organization or governance of such Person, or the transfer of securities of such Person, in each case, as amended, restated, supplemented or otherwise modified.

“Governmental Entity” means any federal, state, local, foreign or multinational government, court of competent jurisdiction, governmental or quasi-governmental agency, commission or other authority, legislature, executive, or administrative or regulatory body, or any instrumentality of any of the foregoing.

“Governmental Official” means: (i) any full- or part-time officer or employee of any Governmental Entity, whether elected or appointed; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Entity; or (iii) any political parties, political party officials or candidates for political office.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity of competent jurisdiction.

“Hazardous Materials” means any substance, material or waste regulated, classified or otherwise characterized as hazardous or toxic or as a pollutant or contaminant under any Environmental Law, including petroleum, petroleum products, petroleum byproducts, petroleum breakdown products, per- and polyfluoroalkyl substances, radioactive materials, asbestos, asbestos-containing materials or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Inbound IP Licenses” is defined in Section 4.17(a).

“Incidental License” means any: (i) permitted use of confidential information in a written non-disclosure agreement entered into by the Company in the ordinary course of business; (ii) non-exclusive license, covenant not to sue or waiver of rights granted by any current or former employees of the Company (or any of its prior Affiliates) to the Company pursuant to an agreement; (iii) non-exclusive click-wrap, shrink-wrap or off-the-shelf software license (including software as a service), in each case, that is generally commercially available on standard terms; (iv) open source license; (v) non-exclusive license contained in a contract with a customer of the Company that was entered into in the ordinary course of business; and (vi) non-exclusive license that is not material to the Business and merely incidental to the transaction contemplated by the agreement containing such license, where the primary purpose of such agreement is something other than such license.

“Income Tax” means all Taxes based upon, measured by, or calculated with respect to net income or gain and, to the extent a U.S. state does not impose a Tax on net income or gain, gross receipts Taxes imposed in lieu of income Taxes or franchise Taxes imposed in lieu of income Taxes.

“Indebtedness” means, without duplication, as of any particular time, the unpaid principal, premium, accrued and unpaid interest, early termination fees, breakage costs, related expenses and prepayment penalties, in each case, to the extent required to be paid by the Company, on any of the following: (i) the amount of all indebtedness for borrowed money of the Company whether evidenced by bonds, debentures, notes, any Credit Agreement or other debt securities; (ii) liabilities of the Company to pay the deferred or unpaid purchase price of property, assets, businesses, securities or services, whether contingent or otherwise, other than trade payables incurred in the ordinary course of business and captured in the calculation of Working Capital, (iii) liabilities of the Company to the extent arising out of interest rate, collars, caps, forward contracts and currency swap arrangements; (iv) any deferred purchase price liabilities of the Company related to past acquisitions, including earn-out payments, true-up obligations, capital expenditures and seller notes, in each case, whether contingent or otherwise and calculated at the maximum amount payable under or pursuant to such obligation; (v) any obligation of the Company under a capital or finance lease agreement that should be capitalized pursuant to GAAP or that have been recorded as capital or finance leases in the Financial Statements; (vi) the Tax Liability Amount; (vii) any unpaid Sales Taxes assessed on sales made or services provided by the Company that are attributable to a Pre-Closing Tax Period; (viii) any unpaid Property Taxes assessed on the assets of the Company that are attributable to a Pre-Closing Tax Period; (ix) any unfunded liability amounts that are outstanding and unpaid obligations of the Company in respect of any Business Employee under any nonqualified deferred compensation plan, single employer defined benefit pension plan, or retiree health or welfare benefit plan, in each case, solely to the extent that the amount of such liabilities exceeds the fair market value of any assets held in trust or otherwise dedicated solely to the satisfaction of such liabilities, if any; (x) the amount of any outstanding severance obligations of the Company with respect to or arising from the termination of employment of any Business Employee that is initiated by Seller or the Company prior to the Closing and the employer portion of any payroll, social security or unemployment Tax arising in connection therewith; (xi) any accrued but unpaid bonuses or long-term incentive plan payments payable to any Business Employee by the Company and the employer portion of any payroll, social security or unemployment Tax arising in connection therewith; (xii) any declared but unpaid dividends or distributions by the Company, or amounts owed by the Company to Seller or any of its Affiliates; (xiii) all direct and indirect guarantees (or any other arrangement having the economic or contractual effect of a guarantee) by the Company of indebtedness of another Person of the type described in clauses (i) through (xii) and (xiv) through (xvi); (xiv) any liabilities or obligations of the Company with respect to any factoring arrangement(s) to the extent not included in the Credit Agreement, (xv) liabilities of the Company evidenced by letters of credit, customs bonds, surety bonds or performance bonds, but in each case, only to the extent drawn; and (xvi) any obligation of indebtedness for borrowed money secured by a Lien on any property owned by the Company other than Permitted Liens; provided, that “Indebtedness” shall not include any costs, fees, expenses and payment obligations to the extent taken into account in determining Working Capital (including as set forth on Schedule 1.01(d)), Transaction Expenses, IT Separation Costs or the CapEx Amount.

“Indemnitee” is defined in Section 9.04.

“Indemnitor” is defined in Section 9.04.

“Intellectual Property” means any and all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including the following: (i) patents and patent applications, including any reissues, divisionals, continuations, continuations-in-part and extensions and counterparts thereof; (ii) trademarks, service marks, trade dress, corporate names, logos and slogans, together with all goodwill associated with each of the foregoing (collectively “Trademarks”); (iii) copyrights and copyrightable works; (iv) registrations and applications for any of the foregoing; (v) trade secrets, proprietary information, know-how, inventions, data and databases, research and development related to the application of polycrystalline materials, the design, engineering and development of the equipment necessary to produce polycrystalline materials in all of the applications contemplated by the Company; (vi) Internet domain name registrations; and (vii) computer software.

“Investor” is defined in the Recitals.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means the computers, software, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment that are owned or leased by the Company and used by the Company.

“IT Separation Costs” means the fees, costs and expenses incurred or subject to reimbursement by the Company or Seller or any of its Affiliates, in each case prior to the Closing and for the matters set forth on Schedule 1.01(e) in excess of four-hundred forty-five thousand dollars ($445,000); provided, that (i) subject to the proviso at the end of this definition, and for purposes of this definition, in no event shall IT Separation Costs exceed two-hundred thousand dollars ($200,000) and (ii) in the event the matters set forth on Schedule 1.01(e) result in fees, costs and expenses incurred or subject to reimbursement by the Company or Seller or any of its Affiliates, in each case prior to the Closing, in an amount less than six-hundred forty-five dollars ($645,000), “IT Separation Costs” shall be reduced by an amount equal to (A) the difference between (x) six-hundred forty-five dollars ($645,000) and (y) the actual fees, costs and expenses incurred or subject to reimbursement by the Company or Seller or any of its Affiliates, in each case prior to the Closing, in respect of the matters set forth on Schedule 1.01(e), divided by (B) two (2); provided, that if Purchaser and Seller agree in writing that the fees, costs and expenses incurred or subject to reimbursement by the Company or Seller or any of its Affiliates, in each case prior to the Closing and for the matters set forth on Schedule 1.01(e) will exceed six-hundred forty-five dollars ($645,000), “IT Separation Costs” shall be increased by half of such excess amount.

“knowledge” means, with respect to Seller, the actual knowledge, as of the date hereof, assuming due and reasonable inquiry of such Person’s direct reports, of the individuals set forth on Schedule 1.01(b)(i), and, with respect to Purchaser, the actual knowledge, as of the date hereof, assuming due and reasonable inquiry of such Person’s direct reports, of the individuals set forth on Schedule 1.01(b)(ii).

“Labor Agreement” means any collective bargaining agreement or other contract with a union, works council, labor organization or other employee representative governing the terms and conditions of employment of Business Employees.

“Latest Balance Sheet” is defined in Section 4.04.

“Latham” is defined in Section 10.15.

“Law” means any applicable federal, state, local, foreign or multinational law, statute, treaty, act, code, ruling, award, writ, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity.

“Liens” means any liens, claims, charges, mortgages, deeds of trust, encumbrances, covenants, conditions, restrictions, adverse rights, easements, pledges, security interests of any kind or nature, equities, options, hypothecations, rights of way, rights of first refusal, prior assignments, licenses, sublicenses, defects in title, encroachments, burdens, options or charges of any kind (whether contingent or absolute) or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing.

“Loss” or “Losses” means any and all liabilities, losses, obligations, causes of action, damages, fines, Taxes, penalties, costs and expenses actually suffered, actually payable or, actually paid, including reasonable and documented attorneys’ fees, fees and expenses of other professionals and court costs, in each case, incurred in investigating, preparing and defending the foregoing. “Losses” shall not include punitive damages, except to the extent actually awarded and payable to a third party.

“LTD Business Employee” is defined in Section 6.17(j).

“Master Receivables Purchase Agreement” is defined in the definition of Credit Agreements.

“Material Adverse Effect” means any event, change, effect, development or occurrence that has had, or would be reasonably expected to have, either individually or in the aggregate, a material adverse effect on the business, property, assets, financial condition or results of operations of the Business, taken as a whole, other than any event, change, effect, development, circumstance, condition or occurrence resulting from, relating to or arising out of (i) any changes or developments in the natural gas gathering, compressing, treating, processing and transportation industry generally, (ii) any changes or developments in prices for oil, natural gas, condensate or natural gas liquids or other commodities or for the Business’s raw material inputs and end products, (iii) the announcement or the existence of, compliance with or performance under, this Agreement or the Transaction (including the identity of Purchaser and its Affiliates, the impact of the Transaction on the relationships, contractual or otherwise, of the Business with employees, labor unions, customers, suppliers or partners, and any lawsuit, action or other proceeding with respect to the Transaction) (provided, that the exceptions set forth in this clause (iii) shall not apply in connection with any breach or inaccuracy of a representation or warranty set forth in this Agreement expressly addressing the consequences of the announcement or existence of, compliance with or performance under, this Agreement), (iv) any taking of any action or failure to take any action, in either case, as required by this Agreement or taken (or omitted to be taken) at the written request of Purchaser, (v) changes or proposed changes in Laws, rules or regulations of general applicability to companies in the industries in which the Business operates, or interpretations thereof by courts or Governmental Entities, in each case, occurring after the date hereof, (vi) any changes in GAAP or accounting standards or interpretations thereof, in each case, occurring after the date hereof, (vii) changes in or generally affecting the economy, the financial, credit or securities markets, or political, legislative or regulatory conditions, in each case in the United States or elsewhere in the world, including any changes in currency exchange rate, interest rates, monetary policy or inflation, (viii) any changes or developments in or affecting the industries in which the Business operates, (ix) any hurricane, cyclone, tornado, earthquake, flood, tsunami, natural disaster, act of God, weather-related events or other comparable events, including any natural or man-made disasters or from any outbreak of any disease, pandemic, any quarantine or similar applicable Laws, directives, guidelines or recommendations promulgated by any industry group or any Governmental Entity or other public health events or outbreak or escalation of hostilities or war (whether or not declared), geopolitical conditions, military actions or any act of sabotage or terrorism, or national or international political or social conditions (including the conflict between the Russian Federation and Ukraine and the conflict in Israel and the surrounding region) and any Sanctions or similar actions relating thereto, (x) any failure by the Business to meet any internal or external financial projections or forecasts or estimates of revenues, earnings or other financial metrics for any period (provided, that the exception in this clause (x) shall not prevent or otherwise affect a determination that any event, change, effect, circumstance, condition, development or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect), (xi) any changes in the share price or trading volume of Seller’s common stock or in the credit rating of Seller or any of its Subsidiaries, including the Company (provided, that the exception in this clause (xi) shall not prevent or otherwise affect a determination that any event, change, effect, development or occurrence underlying such change has resulted in, or contributed to, a Material Adverse Effect) and (xii) the failure to obtain any approvals or consents from any Governmental Entity or other Person in connection with the Transaction; except, in each case with respect to subclauses (i)-(ii) and (v)-(ix), solely to the extent disproportionately affecting the Business, taken as a whole, relative to other similarly situated companies in the industries in which the Business operates, in which case only such disproportionate effect shall be taken into account in determining whether there has been, or would be reasonably likely to be, a “Material Adverse Effect.”

“Material Contract” is defined in Section 4.17(a).

“Material Customer” is defined in Section 4.25.

“Material Supplier” is defined in Section 4.25.

“Measurement Time” means 12:01 a.m. Central Time on the Closing Date.

“Merger” is defined in the Recitals.

“Merger Agreement” is defined in the Recitals.

“Merger Sub” is defined in the Recitals.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA).

“Mutual Legal Restraint” is defined in Section 7.01(a).

“Mutual Regulatory Laws” is defined in Section 7.01(a).

“Non-Recourse Party” means, with respect to a Party, any of such Party’s former, current and future equityholders, controlling Persons, directors, officers, employees, agents, representatives, Affiliates, members, managers, general or limited partners or assignees (or any former, current or future equityholder, controlling Person, director, officer, employee, agent, representative, Affiliate, member, manager, general or limited partner, successor or assignee of any of the foregoing) (in each case, except a Party).

“Objection Notice” is defined in Section 2.06(e).

“Outside Date” is defined in Section 8.01(c).

“Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company.

“Permit” is defined in Section 4.06(b).

“Permitted Liens” means (i) Liens for Taxes or governmental assessments, charges or claims of payment not yet delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business for amounts not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) Liens not created by the Company that affect the underlying fee interest of a Real Property and that do not materially impair the use or operation of the Real Property to which they relate, (iv) rights-of-way, surface leases, crossing rights and similar Liens (including all amendments, modifications and supplements thereto) that do not and would not reasonably be expected to materially impair the use or operation of the Real Property to which such matter relates, (v) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vi) easements, rights, covenants, conditions, restrictions or similar Liens or that an accurate survey of the Real Property would show that do not and would not reasonably be expected to materially impair the use or operation of the Real Property to which such matter relates, (vii) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (viii) zoning, building codes and other land use Laws relating to the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity, (ix) Liens in the form of security deposits or otherwise collateralized with letters of credit or similar instruments, (x) Liens that will be terminated or otherwise discharged in connection with or prior to the Closing, (xi) Liens to be released upon the repayment of the Credit Agreements, (xii) any Liens, defects, irregularities or other matters that are expressly waived in writing by Purchaser, (xiii) Liens arising in the ordinary course of business (including customer return rights, warranty claims, rebates, refunds and other discounts to customers) and not incurred in connection with the borrowing of money that are not material, individually or in the aggregate to the Company and the Business, taken as a whole and (xiv) Liens specifically referred to in the Financial Statements or (xv) Liens set forth on Schedule 1.01(c).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person.

“Personal Information” means information, in any form, that identifies or relates to or is used to contact or locate a natural person or is “protected health information,” “personally identifiable information,” “personal information,” “personal data” or similar term under one or more applicable Data Privacy Obligations.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Occurrences” is defined in Section 6.15(a).

“Pre-Closing Occurrence Claim” is defined in Section 6.15(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period through the end of the Closing Date.

“Primary Transaction” is defined in the Recitals.

“Privileged Materials” is defined in Section 10.15.

“Privileges” is defined in Section 10.15.

“Property Tax” means any property or similar real and personal property Taxes.

“Purchaser” is defined in the Preamble.

“Purchaser 401(k) Plan” is defined in Section 6.17(i).

“Purchaser Adjustment Amount” is defined in Section 2.06(h)(i).

“Purchaser Claims” is defined in Section 9.02.

“Purchaser Indemnified Group” is defined in Section 9.02.

“Purchaser Plans” is defined in Section 6.17(g).

“Purchaser Released Parties” is defined in Section 10.02(b).

“Purchaser Releasing Parties” is defined in Section 10.02(b).

“R&W Insurance Policy” means any representations and warranties insurance policy obtained by Purchaser in connection with the transactions contemplated by this Agreement.

“Real Property” is defined in Section 4.15(b).

“Real Property Leases” is defined in Section 4.15(b).

“Receivables Purchase Agreement” is defined in the definition of Credit Agreements.

“Registered Intellectual Property” is defined in Section 4.14(a).

“Regulatory Law” means the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act and all other Laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening competition through merger or acquisition (including all antitrust, competition, merger control and trade regulation Laws) or (ii) protect the national security or the national economy of any nation, or prohibit, restrict or regulate foreign investment.

“Related Parties” is defined in Section 6.13(c).

“Release Documentation” is defined in Section 6.12.

“Resolution Period” is defined in Section 2.06(e).

“Restricted Cash” means any cash or cash equivalents that will not be freely usable by the Company after the Measurement Time because they are subject to restrictions or limitations or Tax on use or distribution by Law, contract or otherwise, including restrictions on dividends and repatriations or any other form of restriction; provided, that the imposition of withholding or other Taxes (including collected but unpaid Sales Tax included in the definition of Indebtedness) on the use or distribution of any cash or cash equivalents shall not render such cash or cash equivalents Restricted Cash.

“Retained Liabilities” means (i) Seller Indemnified Taxes, (ii) any liability arising out of, relating to or in connection with the business of Seller or any of its Affiliates, other than the Business and (iii) any liability arising out of, relating to or in connection with compensation payable to any current (as of the Closing) or former Business Employees for any period during which such current or former Business Employee was providing services to the Company but not employed by the Company.

“Sale and Leaseback Agreement” means, collectively, (i) that certain Real Estate Sale Agreement, dated as of March 29, 2024, by and between the Company and FNLR Under Pressure LLC and (ii) that certain Lease Agreement, dated as of March 29, 2024, by and between the Company and FNLR Under Pressure LLC.

“Sales Tax” means all sales, use, value added, ad valorem and similar Taxes.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Russia, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic and so-called Luhansk People’s Republic).

“Sanctioned Person” means (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any Person operating, organized or resident in a Sanctioned Country; (iii) the government of a Sanctioned Country or the Government of Venezuela; or (iv) any person fifty (50)% or more owned or controlled (as applicable under relevant Law) by any such Person or persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Schedule” means a schedule of the Disclosure Schedules.

“Security Incidents” is defined in Section 4.18(c).

“Seller” is defined in the Preamble.

“Seller Adjustment Amount” is defined in Section 2.06(h)(ii).

“Seller Claims” is defined in Section 9.03.

“Seller Indemnified Group” is defined in Section 9.03.

“Seller Indemnified Taxes” means Taxes for which the Company is liable for any Pre-Closing Tax Period (including pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law)) but excluding any Taxes to the extent taken into account in the calculation of Closing Cash Proceeds.

“Seller Indemnity Tax Contest” is defined in Section 6.18(k).

“Seller Insurance Policies” is defined in Section 6.15(a).

“Seller Prepared Tax Returns” is defined in Section 6.18(c).

“Seller Related Parties” is defined in Section 6.07.

“Seller Released Parties” is defined in Section 10.02(b).

“Seller Releasing Parties” is defined in Section 10.02(b).

“Seller Tax Contest” is defined in Section 6.18(k).

“Seller Tax Refund” is defined in Section 6.18(l).

“Shared Contract” is defined in Section 6.10(b).

“Sodium” is defined in the Preamble.

“Sodium Closing” is defined in Section 6.17(d).

“Sponsor” is defined in the Recitals.

“Sponsor Support Agreement” is defined in the Recitals.

“Straddle Period” means a taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Straddle Period Return” is defined in Section 6.18(e).

“Straddle Period Tax Contest” is defined in Section 6.18(k).

“Subrogation Provision” is defined in Section 6.07.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, corporation, association or other business entity of which a majority of the partnership, limited liability company, corporation or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one (1) or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, corporation association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director, member or general partner of such partnership, limited liability company association or other business entity.

“Target Working Capital” means an amount equal to $44,500,000.

“Target Working Capital Ceiling” means an amount equal to $46,500,000.

“Target Working Capital Floor” means an amount equal to $42,500,000.

“Tax” means any United States, federal, state, local or non-U.S. income, gross receipts, capital stock, franchise, profits, withholding, social security, value added, unemployment, disability, real property, personal property, stamp, excise, occupation, sales, use, transfer, alternative minimum, estimated or other tax, assessment, duty, fee, impost or other governmental charge, in each case, in the nature of a Tax, including any interest, penalty or addition thereto.

“Tax Liability Amount” means, without duplication, an amount, calculated on a jurisdiction by jurisdiction basis (such amount not less than zero in any jurisdiction or in the aggregate) equal to the liability for any accrued but unpaid Income Taxes of the Company, other than any Income Taxes of the Company that are includible on a Tax Return that is filed on an affiliated, consolidated, combined or unitary basis with Seller or any of its respective Affiliates, for Pre-Closing Tax Periods with respect to which an originally filed Tax Return has not yet been filed, solely in respect of those jurisdictions in which the Company is currently filing Tax Returns with respect to Income Taxes or has recently commenced business, and determined in accordance with the following two sentences. The Tax Liability Amount shall be determined (i) to the maximum extent allowed under Law, by taking into account any Tax assets that are deductible in a Pre-Closing Tax Period to the extent available to offset the Income Tax liability for such period (including allocating all Transaction Tax Deductions to the taxable period (or portion thereof) ending on or before the Closing Date that are properly allocable to a Pre-Closing Tax Period of the Company and deductible by the Company in such Pre-Closing Tax Period under applicable Law at a more likely than not level of comfort), (ii) by assuming Purchaser and its Affiliates (including the Company) comply with Section 6.18(f), (iii) in the case of any Straddle Period, in accordance with Section 6.18(a), (iv) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions in the Financial Statements, (v) without regard to any deferred Tax assets or liabilities (but, for the avoidance of doubt, after giving effect in each applicable jurisdiction to any net operating losses and interest expenses carryforward and other Tax attributes available to offset income in such jurisdiction), (vi) by taking into account any estimated (or other prepaid) Income Tax payments made prior to the Measurement Time, (vii) by excluding any Income Taxes attributable to any action taken by the Purchaser or any of its Affiliates (including the Company) on the Closing Date but after the Closing, (viii) in accordance with past practices (including reporting positions, elections and tax accounting methods) of the Company in preparing Tax Returns for such Income Taxes unless otherwise required under a change in applicable Law, and (ix) by reducing (not below zero) the unpaid Income Taxes of the Company by the amount of any Income Tax refunds receivable (including for the avoidance of doubt any credits or offsets in lieu thereof in the applicable jurisdiction). For the avoidance of doubt, the Tax Liability Amount shall be determined as of 11:59 p.m. Central Time on the Closing Date, notwithstanding the Measurement Time and shall not be less than zero in any jurisdiction or in the aggregate.

“Tax Returns” means any return, claims for refund, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Third Party Claim” means any action or the commencement of any action, in each case with respect to a Loss made or brought by any Person other than Seller or its Affiliates, or Purchaser or its Affiliates.

“Third-Party Consents” is defined in Section 6.04.

“Trade Controls” means all applicable (i) trade, export control, import and antiboycott Laws and regulations imposed, administered or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs Laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774) (“EAR”), including all controls, restrictions and requirements under the EAR related to Russia, Belarus or the People’s Republic of China, the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (ii) non-U.S. trade, export control and import Laws, including EU Regulation 2021/821 (as amended), the Export Control Order 2008, or any other applicable export control legislation or regulation imposed, administered or enforced by the European Union, any European Union member state, the United Kingdom or any other country, except to the extent inconsistent with U.S. Law, including all such Laws related to Russia or Belarus.

“Trademarks” is defined in the definition of Intellectual Property.

“Transaction” is defined in the Recitals.

“Transaction Expenses” means, without duplication, to the extent not paid prior to the Closing, the amount, in each case, to the extent payable by the Company, of (i) all fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants, in each case incurred or subject to reimbursement by the Company prior to the Closing solely in connection with the negotiation, preparation, execution and consummation of this Agreement, the Ancillary Agreements, the Transaction or the Primary Transaction, (ii) any sale, transaction-related, retention, change in control or similar compensatory payment to Business Employees or former employees of the Business at, any time after, or in connection with, the Closing (provided, however, that “Transaction Expenses” shall not include any payments to any Business Employee based on actions or decisions made by Purchaser at or after the Closing); for the avoidance of doubt, the post-Closing portion of the retention bonuses set forth on Schedule 4.09(d)(1) and Schedule 4.09(d)(2) shall constitute Transaction Expenses, and (iii) the employer portion of any payroll, social security, unemployment or similar Tax arising in connection with the amounts set forth in clause (ii). Notwithstanding the foregoing, “Transaction Expenses” will exclude all costs, fees and expenses and payment obligations to the extent included in Indebtedness, Closing Working Capital, IT Separation Costs or the CapEx Amount.

“Transaction Tax Deductions” means, without duplication, any Tax deduction attributable to the payment of the Transaction Expenses (including amounts that would have been Transaction Expenses but were in fact paid in cash prior to the Closing and for the avoidance of doubt, including any Transaction Expenses the economic cost of which is borne by Seller), any bonuses or payments described in Section 2.07, any deduction for unamortized financing costs of the Company and premium deductions arising from the repayment of Indebtedness, and any other costs or expenses incurred in connection with the transactions contemplated by this Agreement; provided, that the Parties shall make any available elections under Revenue Procedure 2011-29, 2011-18 IRB to treat seventy percent (70%) of any success-based fees that were paid as an amount that did not facilitate the transactions contemplated hereby, and therefore treat seventy percent (70%) of such costs as deductible in the taxable year that included the Closing Date for U.S. federal (and applicable state and local) Income Tax purposes.

“Transfer Taxes” is defined in Section 6.18(h).

“Transferred Liabilities” is defined in Section 6.17(b).

“Transition Services Agreement” is defined in Section 2.05(a)(v).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Weil” is defined in Section 10.15.

“Welfare Plans” means any “welfare benefit plans” (as such term is defined under Section 3(1) of ERISA, whether or not subject to ERISA).

“Willful Breach” means an intentional and material breach that is a consequence of an intentional act or omission undertaken or omitted by the breaching party with the intention that such act or omission would cause a breach of this Agreement.

“Working Capital” means an amount (which may be positive or negative) equal to (i) only those specific line items designated as “current assets” on Schedule 1.01(d), minus (ii) only those specific line items designated as “current liabilities” on Schedule 1.01(d), in each case, for the Company on a consolidated basis calculated in accordance with the Accounting Principles. For the avoidance of doubt, Working Capital shall exclude Cash, Restricted Cash, Indebtedness, including loans or amounts receivable from Seller or any of its Affiliates (other than the Company), assets or contra liabilities related to Indebtedness (e.g. unamortized debt issuance costs), Transaction Expenses, the IT Separation Costs, the CapEx Amount, deferred Tax assets or liabilities, and any income Tax assets or liabilities. Schedule 1.01(d) sets forth an illustrative example of the calculation of Working Capital, as of the period set forth therein. Such calculation is included for reference purposes only, and notwithstanding anything to the contrary, neither Seller nor any other Person makes any representation or warranty in respect thereof.

“Working Capital Adjustment Amount” means an amount (which may be positive or negative) equal to (i) Closing Working Capital minus Target Working Capital, if Closing Working Capital is less than the Target Working Capital Floor or greater than the Target Working Capital Ceiling or (ii) $0, if Closing Working Capital is neither less than the Target Working Floor nor greater than the Target Working Capital Ceiling; provided, that under no circumstances shall the Working Capital Adjustment Amount exceed $10,000,000 or be less than -$10,000,000.

1.02 Interpretation.

(a) Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b) References herein to a specific article, section, subsection, clause, recital, schedule or exhibit shall refer, respectively, to articles, sections, subsections, clauses, recitals, schedules or exhibits of this Agreement, unless otherwise specified.

(c) The term “including,” “includes” and terms of similar import have the inclusive meaning frequently identified with the phrase “but not limited to” or “without limitation”.

(d) The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.

(e) The word “or” is not exclusive.

(f) The phrase “to the extent” means the degree by which, and not “if.”

(g) The terms “dollars” or “$” mean dollars in the lawful currency of the United States of America and all payments made pursuant to this Agreement shall be in United States dollars.

(h) Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(i) Unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or in its singular form.

(j) References herein to any gender shall include each other gender.

(k) References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(k) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(l) References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(m) With respect to the determination of any period of time, the word “from” or “since” means “from and including” or “since and including,” as applicable, and the words “to” and “until” each means “to but excluding”.

(n) References herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto).

(o) References to any period of days shall be deemed to be the relevant number of calendar days, unless otherwise specified.

(p) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(q) All documents or other items furnished, made available or delivered in writing (including by electronic mail) to Purchaser or its representatives in connection with the Transaction or uploaded and made available in the Data Room on or before 11:59 p.m. Central Time on the day immediately prior to the date hereof shall be deemed to have been furnished, made available or delivered to Purchaser or its representatives for all purposes hereunder.

(r) Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.01 Purchase and Sale of the Acquired Interests. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall, and shall cause its relevant Subsidiaries to sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller and its relevant Subsidiaries, all right, title and interest in and to the Acquired Interests, free and clear of all Liens other than transfer restrictions arising under applicable securities Laws.

2.02 Transferred Liabilities.

(a) At or prior to the Closing, Purchaser shall, or shall cause an Affiliate of Purchaser to, assume all liabilities or obligations arising from or related to the Transferred Liabilities. If, at any time after the Closing, any further action is reasonably necessary or advisable to carry out the purposes of this Agreement, including to vest Purchaser (or its Affiliate) with full right, title and possession to all Transferred Liabilities, then Seller or its applicable Affiliate shall take all such lawful and necessary action.

(b) Subject to Section 2.03 and Article IX, Purchaser agrees and acknowledges that from and after the Closing, Seller shall not be responsible for the Transferred Liabilities.

2.03 Nontransferable Liabilities. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, convey, assign, transfer or deliver any Transferred Liability to the Company or any claim, right or benefit arising thereunder or resulting therefrom if an attempted assignment, transfer or delivery thereof, or an agreement to do any of the foregoing, without the consent, authorization or approval of a third party (including any Governmental Entity), would constitute a breach or other contravention thereof or a violation of Law or would, as determined by Purchaser, in its reasonable discretion, in any way adversely affect the rights of the Company thereto or thereunder (any of the foregoing liabilities whose transfer or assumption pursuant to Section 2.02(a) was not effected, including any claim, right or benefit arising thereunder or resulting therefrom, a “Delayed Transferred Liability”). Seller and Purchaser shall, and shall cause their respective Affiliates (including the Company) to, subject to Section 6.04, use their commercially reasonable efforts to obtain any such consent, authorization or approval, authorization or approval necessary for the assignment or transfer of any such Delayed Transferred Liability to the Company at or prior to the Closing Date and for a period after the Closing Date of twelve (12) months. If, at the Closing, any such consent, authorization or approval is not obtained, or if an attempted assignment, transfer or delivery thereof without such consent, authorization or approval would be ineffective, constitute a breach or other contravention or a violation of Law, or would, as determined by Purchaser in its reasonable discretion, adversely affect the rights of the Company thereto or thereunder so that the Company would not in fact receive all such rights, Seller and Purchaser will, and will cause their respective Affiliates (including the Company) to, subject to Section 6.04, for a maximum of twelve (12) months after the Closing Date, cooperate in a mutually acceptable arrangement under which the Company would, in compliance with Law, obtain the benefits of, and assume the obligations and bear the economic burdens associated with, such Delayed Transferred Liability in accordance with this Agreement, including subcontracting, sublicensing or subleasing to the Company, and under which Seller or its applicable Affiliate would (a) enforce for the benefit (and at the expense) of Seller or its designee any and all of its rights against a third party (including any Governmental Entity) associated with such Delayed Transferred Liability, and (b) promptly pay to the Company, when received, all monies received by it under any such Delayed Transferred Liability, if any and as applicable, and the Company would assume the obligations and bear the economic burdens associated therewith, if any and as applicable, in each case, all in a manner designed to place the Company, on the one hand, and Seller, on the other hand, in a substantially similar position as if such Transferred Liability, claim, right or benefit had been assigned or transferred to the Company at Closing.

2.04 Closing. The closing of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signature pages at 10:00 a.m., Central Time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as Seller and Purchaser may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.05 Closing Deliveries. Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing:

(a) Seller shall deliver or cause to be delivered:

(i) to Purchaser, a stock certificate or certificates evidencing the Acquired Interests, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank;

(ii) to Purchaser, counterparts to the bill of sale, assignment and assumption agreement (the “Bill of Sale”) and other appropriate conveyance instruments, if any, in each case, duly executed by Seller or its relevant Subsidiary, in form and substance reasonably agreed by Purchaser and Seller, transferring to Purchaser (or its Affiliate) the Transferred Liabilities (to the extent transferrable at Closing);

(iii) to Purchaser, an IRS Form W-9, duly executed by ChampionX LLC, the Company’s regarded owner for U.S. federal income tax purposes; provided, however, that, in the event that Seller fails to deliver such form, the sole recourse of Purchaser shall be to withhold on payments of Closing Cash Proceeds as required by Law to the extent that Seller does not deliver an acceptable alternative certification exempting the Closing Cash Proceeds from withholding;

(iv) to Purchaser, letters of resignation, or other evidence of the removal, of those directors and officers (or equivalent) of the Company, as specified in writing by Purchaser, not less than ten (10) Business Days prior to the Closing, with such resignations to be conditional upon, and effective as of the Closing;

(v) to Purchaser, counterparts to a transition services agreement duly executed by the Company and Seller (or its applicable Affiliate), substantially in the form attached hereto as Exhibit B (the “Transition Services Agreement”), pursuant to which, following the Closing, the Seller or its applicable Affiliates (other than the Company) shall provide certain services to the Company, on a transitional basis, subject to the terms and conditions set forth therein;

(vi) to Purchaser, duly executed Release Documentation; and

(vii) to Purchaser, a duly executed certificate pursuant to Section 7.02(d).

(b) Purchaser shall deliver or cause to be delivered:

(i) to Seller (or its designee), by wire transfer of immediately available funds to the account(s) designated by Seller (such account(s) having been designated by Seller to Purchaser in writing at least two (2) Business Days prior to the Closing Date), the Estimated Closing Cash Proceeds;

(ii) to each Person who is owed a portion thereof, by wire transfer of immediately available funds, all Transaction Expenses (other than Transaction Expenses that are compensatory payments, if any, to current or former Business Employees), in accordance with the wire instructions provided by Seller at least two (2) Business Days prior to the Closing Date;

(iii) to the Company, by wire transfer of immediately available funds, an aggregate amount equal to all Transaction Expenses that are compensatory payments, if any, to current or former Business Employees, in each case, for distribution by the Company to such employees or other service providers through the payroll processing system of the Company;

(iv) to Seller, counterparts to the Transition Services Agreement duly executed by Purchaser;

(v) to Seller, a duly executed certificate pursuant to Section 7.03(c); and

(vi) to Seller, a copy of the R&W Insurance Policy if Purchaser obtains an R&W Insurance Policy.

2.06 Closing Cash Proceeds Adjustment.

(a) At least three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser a good faith estimate of the Closing Cash Proceeds (the “Estimated Closing Cash Proceeds”), including, in reasonable detail, each of the components thereof, in each case, in accordance with the definitions thereof, based on the Company’s books and records and other information then available. Following delivery of Seller’s calculation of the Estimated Closing Cash Proceeds, to the extent reasonably requested by Purchaser, Seller shall make available to Purchaser reasonable supporting documentation used in preparing the Estimated Closing Cash Proceeds and Seller shall consider any reasonable comments provided by Purchaser in good faith based on Purchaser’s review of the Estimated Closing Cash Proceeds and such documentation, provided, that if there is a dispute over the Estimated Closing Cash Proceeds, the Estimated Closing Cash Proceeds delivered by Seller shall govern and the obligation of Seller to consider such reasonable comments of Purchaser regarding the Estimated Closing Cash Proceeds shall in no event require that Seller revise its calculation of the Estimated Closing Cash Proceeds or that the contemplated Closing Date be postponed or otherwise delayed.

(b) As promptly as practicable after the Closing, but in no event later than seventy-five (75) days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Closing Cash Proceeds, including, in reasonable detail, each of the components thereof, in each case in accordance with the definitions thereof, and a consolidated balance sheet of the Business as of the Measurement Time (the “Closing Balance Sheet”). If Purchaser fails to timely deliver the Closing Statement, the Estimated Closing Cash Proceeds shall be deemed the final Closing Cash Proceeds and binding among the Parties.

(c) The Closing Balance Sheet shall (i) be prepared, and Working Capital and the Closing Cash Proceeds shall be based on the Company’s books and records and other information then available and determined, in accordance with the definitions contained in this Agreement and the Accounting Principles, and (ii) not include any changes in assets or liabilities as a result of purchase accounting adjustments, changes arising from or resulting as a consequence of the Transaction or changes due to events or circumstances occurring or arising following the Closing.

(d) The post-Closing purchase price adjustment as set forth in this Section 2.06 is not intended to permit the introduction of different accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques or estimation methods with respect to financial statements, their classification or presentation or otherwise (including with respect to the nature of accounts, level of reserves or level of accruals) from those set forth in the Accounting Principles. No actions taken on behalf of Purchaser or the Company at or following Closing shall be given effect for purposes of determining final Closing Cash Proceeds.

(e) From and after the delivery of the Closing Statement and prior to the finalization of the Closing Statement in accordance with this Section 2.06, Purchaser and its Subsidiaries (including the Company) shall (i) permit Seller and its representatives to have reasonable access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Statement or the Closing Balance Sheet and Purchaser’s calculation of the Closing Cash Proceeds and provide Seller with copies thereof (as reasonably requested by Seller) and (ii) provide Seller and its representatives reasonable access to Purchaser’s and its Subsidiaries’ (including the Company’s) employees and advisors (including making their chief financial officer(s) and accountants available to respond to reasonable written or oral inquiries of Seller or its representatives), in each case, solely for purposes of evaluating Purchaser’s calculation of the Closing Cash Proceeds. If Seller disagrees with any part of Purchaser’s calculation of the Closing Cash Proceeds as set forth on the Closing Statement or the Closing Balance Sheet, Seller shall, within thirty (30) days following Seller’s receipt of the Closing Statement and Closing Balance Sheet, notify Purchaser in writing of such disagreement by setting forth Seller’s calculation of the Closing Cash Proceeds, including each of the components thereof, and describing in reasonable detail the basis for such disagreement (an “Objection Notice”). If an Objection Notice is delivered to Purchaser, then Purchaser and Seller shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Cash Proceeds. Purchaser and Seller each acknowledge and agree that all discussions related to the Objection Notice are, without prejudice, communications made in confidence with the intent of attempting to resolve a litigious dispute and are governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state statute. In the event that Purchaser and Seller are unable to resolve all such disagreements within thirty (30) days after Purchaser’s receipt of such Objection Notice or such longer period as Purchaser and Seller may mutually agree in writing (the “Resolution Period”), Purchaser and Seller shall submit such remaining disagreements to a top four internationally-recognized certified public accounting firm that is acceptable to Purchaser and Seller and independent from each of Purchaser’s and Seller’s auditors (the “Firm”). Any disagreements not so submitted to the Firm by the end of the Resolution Period shall be conclusive, final and binding on all Parties, except to the extent such component could be affected by other components of the calculations set forth in the Closing Statement and that are still the subject of the part of the Objection Notice submitted to the Firm.

(f) The Firm shall act as an expert and not as an arbitrator, and make a final and binding determination with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, to the extent such amounts are in dispute, in accordance with the guidelines and procedures set forth in this Agreement, the Accounting Principles and on Exhibit A. Purchaser and Seller shall cooperate with the Firm during the term of its engagement and shall use commercially reasonable efforts to cause the Firm to resolve all remaining disagreements with respect to the computation of the Closing Cash Proceeds, including each of the components thereof, as soon as practicable. The Firm shall consider only those items and amounts in Purchaser’s and Seller’s respective calculations of the Closing Cash Proceeds, including each of the components thereof, that are in the Objection Notice and identified as being items and amounts to which Purchaser and Seller have been unable to agree. In resolving any disputed item, the Firm may not assign a value to any item greater than the greater value for such item claimed by either Seller or Purchaser or less than the smaller value for such item claimed by either Seller or Purchaser. Except as permitted on Exhibit A in order to clarify or understand any position or argument made by a Party in a written submission, the Firm’s determination of the Closing Cash Proceeds, including each of the components thereof, shall be based solely on written presentations submitted by Purchaser and Seller which are in accordance with the guidelines and procedures (including the definitions of each of the components thereof) set forth in this Agreement (i.e., not on the basis of an independent review) and any discussions between the Firm and a Party may only occur in the presence (including by telephone) of the other Party. The determination of the Firm shall be conclusive and binding upon the Parties and shall not be, absent manifest error, subject to appeal or further review.

(g) The fees, costs and expenses of the Firm will be allocated to and borne by Purchaser, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Purchaser claims the Closing Cash Proceeds is one thousand dollars ($1,000) less than the amount determined by Seller, and Seller contests only five hundred dollars ($500) of the amount claimed by Purchaser, and if the Firm ultimately resolves the dispute by awarding Purchaser three hundred dollars ($300) of the five hundred dollars ($500) contested, then the fees, costs and expenses of the Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller and forty percent (40%) (i.e., 200 ÷ 500) to Purchaser. Prior to the Firm’s determination of the Closing Cash Proceeds, (i) Purchaser, on the one hand, and Seller, on the other hand, shall retain the Firm and each pay fifty percent (50%) of any retainer paid to the Firm, and (ii) during the engagement of the Firm, the Firm will bill fifty percent (50%) of the total charges to each of Purchaser, on the one hand, and Seller, on the other hand. In connection with the Firm’s determination of the Closing Cash Proceeds, the Firm shall also determine, pursuant to the terms of the first sentence of this Section 2.06(g), and taking into account all fees, costs and expenses of the Firm already paid by each of Purchaser, on the one hand, and Seller, on the other hand, as of the date of such determination, the allocation of the Firm’s fees, costs and expenses between Purchaser and Seller, which such determination shall be conclusive and binding upon the Parties.

(h) Within five (5) Business Days after the Closing Cash Proceeds, including each of the components thereof, is finally determined pursuant to this Section 2.06:

(i) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.06 are less than the Estimated Closing Cash Proceeds (the total amount of such shortfall, the “Purchaser Adjustment Amount”), then Seller shall pay, or cause to be paid, to Purchaser, by wire transfer of immediately available funds to such account as is directed by Purchaser, payment in an amount equal to the Purchaser Adjustment Amount; and

(ii) if the Closing Cash Proceeds as finally determined pursuant to this Section 2.06 are greater than the Estimated Closing Cash Proceeds (the total amount of such excess, the “Seller Adjustment Amount”), then Purchaser shall pay, or cause to be paid to Seller (or its designee) by wire transfer of immediately available funds to such account as is directed by Seller, payment in an amount equal to the Seller Adjustment Amount.

(i) All payments to be made pursuant to Section 2.06(h) shall (i) be treated by Purchaser and Seller for Tax purposes as adjustments to the Closing Cash Proceeds, except and solely to the extent otherwise required by applicable Tax Law, and (ii) be made by wire transfer of immediately available funds to the account(s) designated by Purchaser or Seller, as applicable. The payments described in Section 2.06(h)(i) shall be the sole and exclusive remedy of Purchaser for any and all claims arising under this Agreement with respect to this Section 2.06.

2.07 Certain Payments. The Company shall act as paying agent in effecting any payments that are compensatory for Income Tax purposes and are made in connection with the transactions contemplated by this Agreement to any Business Employee. The Company (or any other Person that has any withholding obligation with respect to any payment made pursuant to this Section 2.07) shall be entitled to deduct and withhold from any payments to be made pursuant to this Section 2.07 any Taxes required to be deducted and withheld with respect to the making of such payments under the Code or any other applicable provision of Law.

2.08 Withholding. Each of Seller and Purchaser shall be entitled to deduct or withhold any Taxes required to be deducted or withheld from any amounts payable pursuant to the Agreement; provided, however, Purchaser acknowledges that pursuant to U.S. federal income tax laws in effect as of the date hereof, it is not required to deduct or withhold any Taxes from any amounts payable to Seller pursuant to this Agreement so long as Seller delivers or causes to be delivered a properly completed and executed IRS Form W-9 evidencing the exemption from withholding (and including any backup withholding) in accordance with Section 2.05(a)(iii); provided, if Purchaser believes it has an obligation to deduct or withhold Taxes from any amounts payable to Seller pursuant to this Agreement (other than as a result of Seller’s failure to deliver an executed IRS Form W-9 pursuant to Section 2.05(a)(iii)), Purchaser shall provide written notice to Seller of such obligation to deduct and withhold and the Parties shall use their respective commercially reasonable efforts to reduce or eliminate such deduction or withholding. Any amounts withheld under this Section 2.08 shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Person in respect of which such deduction and withholding was made. For the avoidance of doubt, this Section 2.08 shall not limit the right of the Company (or any other Person that has any withholding obligation with respect to any payment made pursuant to Section 2.07) to withhold as set forth in Section 2.07.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, and subject to Section 10.11, Seller represents and warrants to Purchaser as follows:

3.01 Organization. Seller is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation. Seller has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect.

3.02 Authority, Validity and Effect. Seller has the requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transaction. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transaction has been duly and validly authorized by all requisite action on the part of Seller and no other proceedings on the part of Seller are necessary to authorize the consummation of the Transaction. This Agreement has been, and upon their execution the Ancillary Agreements to which it is a party shall have been, duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser and the other Parties or the parties thereto) this Agreement constitutes, and upon their execution the Ancillary Agreements to which it is a party shall constitute, the legal, valid and binding agreement of Seller and is enforceable against Seller in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

3.03 No Violation. Assuming that all consents, approvals and authorizations and other actions described in Section 3.04 have been obtained or taken, the execution and delivery by Seller of this Agreement do not and the consummation of the Transaction and compliance with the provisions hereof will not, result in any material (a) loss, suspension, limitation or impairment of any right of Seller or any of its Subsidiaries, including the Company, to own or use any assets required for the conduct of the Business or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any Permit or Material Contract (except for the Credit Agreements and any Material Contract that is terminable by the counterparty without cause upon not more than ninety (90) days’ prior notice) or result in any Lien (other than Permitted Liens), in each case, upon any of the properties or assets of the Company, (b) conflict with or result in any material violation of any provision of the Governing Documents of the Company, or (c) conflict with or result in a violation of any applicable Laws, except in the case of clauses (a) and (c) for such losses, suspensions, limitations, impairments, conflicts, violations, defaults, terminations, cancellation, accelerations or Liens as would not have, individually or in the aggregate, a Material Adverse Effect.

3.04 Governmental Entities; Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (a) the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation by Seller of the Transaction, except for, subject to the accuracy of the representations and warranties of Purchaser in Article V, (i) such filings, notifications, clearances, consents and approvals as may be required to be made or obtained under federal or state securities laws, (ii) such filings, notifications, clearances, consents and approvals as may be required to be made or obtained under the Regulatory Laws and (iii) such other consents, authorizations, approvals, filings or registrations, the absence or unavailability of which would not have, individually or in the aggregate, a Material Adverse Effect.

3.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Seller, overtly threatened in writing against Seller, which would adversely affect Seller’s performance under this Agreement, each Ancillary Agreement to which it is a party or the consummation of the Transaction.

3.06 No Brokers. Except for Centerview Partners LLC, neither Seller nor the Company has employed any investment banker, broker or finder in connection with the Transaction who would be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

3.07 Non-Reliance. Seller is not relying upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Purchaser or any other Person, except as expressly set forth in Article V and the Ancillary Agreements. Without limiting the generality of the foregoing, Seller acknowledges that neither Purchaser nor any other Person has made or makes, and Seller is not relying upon, any representation or warranty whatsoever to Seller with respect to the Transaction, whether express or implied, except as expressly set forth in Article V and the Ancillary Agreements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

Except as set forth in the Disclosure Schedules, and subject to Section 10.11, Seller represents and warrants to Purchaser as follows:

4.01 Organization.

(a) The Company is a legal entity duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on the Business as presently conducted, except where the failure to have such power or authority would not have, individually or in the aggregate, a Material Adverse Effect. The Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of the Business requires such licensing or qualification, except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller has made available to Purchaser true and complete copies of the Governing Documents of the Company, as amended through the date hereof.

4.02 Ownership of Acquired Interests.

(a) The Acquired Interests constitute all of the issued and outstanding Equity Interests of the Company. Seller beneficially owns the Acquired Interests, which are legally owned by Seller or its applicable Affiliate. At the Closing, Seller shall deliver or cause to be delivered to Purchaser good and valid title to the Acquired Interests, free and clear of all Liens other than transfer restrictions arising under applicable securities Laws or the Governing Documents of the Company. All of the Acquired Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or securities Laws.

(b) There are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments (i) obligating the Company to (A) issue, transfer, exchange, sell or register for sale any Equity Interests of the Company or securities convertible into or exchangeable for such Equity Interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement or (C) redeem or otherwise acquire any such Equity Interests or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company.

(c) There are no outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for equity securities having the right to vote) with the equityholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the Equity Interests of the Company.

4.03 Subsidiaries. The Company does not beneficially own, directly or indirectly, any Equity Interest in any Person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any Equity Interest in any Person), or have any obligation to acquire any such Equity Interest, security, right, agreement or commitment or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.

4.04 Financial Statements. Seller has made available to Purchaser copies of: (a) the unaudited consolidated balance sheets of the Company as of October 31, 2024 (the “Latest Balance Sheet”) and the related statement of income for the ten (10)-month period then ended, and (b) the audited consolidated balance sheet and statements of income and cash flows of the Company for the fiscal years ended December 31, 2023 and December 31, 2022 (the “Audited Financial Statements” and, collectively with the Latest Balance Sheet, the “Financial Statements”). The Financial Statements (including all related notes and schedules) fairly present in all material respects the consolidated financial position of the Company, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments (none of which would be, individually or in the aggregate, material to the Company and the Business, taken as a whole) and to any other adjustments described therein, including the notes thereto) in conformity GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). During the periods covered by the Financial Statements, the accounting controls of the Company have been, and are, sufficient to provide reasonable assurance that all transactions are executed in accordance with management’s general or specific authorization and all transactions are recorded as necessary to permit the accurate preparation of the Financial Statements. Except as set forth in the Audited Financial Statements, the Company does not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the U.S. Securities and Exchange Commission.

4.05 Absence of Undisclosed Liabilities. Except (a) as specifically reflected or adequately reserved against in the Company’s consolidated balance sheet as of September 30, 2024 (the “Balance Sheet Date”) (including the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the Transaction, (c) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of Law) and which levels are consistent with the associated sales and operating activity since the Balance Sheet Date and which such liabilities are not past due, (d) for liabilities and obligations that have been discharged or paid in full and (e) for executory obligations arising from performance under contracts (excluding liabilities arising from any default or breach thereunder by the Company), the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than those that would not be, individually or in the aggregate, material to the Company and Business, taken as a whole.

4.06 Compliance with Laws; Permits.

(a) Since January 1, 2019, the Company has been in compliance with, and is not in default under or in violation of, any applicable Laws, except where such non-compliance, default or violation would not be material to the Company and the Business, taken as a whole. Since January 1, 2019, the Company has not received any written notice or, to the knowledge of Seller, other communication from any Governmental Entity regarding any actual, alleged, potential or possible violation of, or failure to comply with, any Law, except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole.

(b) The Company is in possession of all franchises, grants, authorizations, tariffs, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, approvals, waivers, clearances, permissions, qualifications and registrations and orders of or issued or approved by all applicable Governmental Entities, and may exercise all rights under any Material Contract with all applicable Governmental Entities, and has filed all tariffs, reports, notices and other documents with all applicable Governmental Entities that are necessary for the Company to operate the Business as presently conducted (the “Permits”), except where the failure to have any such Permits or to have filed such tariffs, reports, notices or other documents would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole. All Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination, cancellation or revocation thereof, except where the failure to be in full force and effect or any modification, termination, cancellation or revocation thereof would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole. As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company under, any Permit, or has caused (or, to the knowledge of Seller, would cause) an applicable Governmental Entity to fail or refuse to issue, renew or extend, any Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole.

4.07 International Trade Compliance.

(a) Since January 1, 2019, the Company has: (i) complied in all material respects with all applicable Trade Controls and Sanctions, including with specific reference, all Sanctions imposed by the U.S. government, the European Union, any European Union member state and His Majesty’s Treasury of the United Kingdom that relate to Russia or Belarus; (ii) maintained in place and implemented controls and systems reasonably designed to ensure compliance with applicable Sanctions and Trade Controls, including with specific reference, all Sanctions imposed by the U.S. government, the European Union, any European Union member state and His Majesty’s Treasury of the United Kingdom that relate to Russia or Belarus; (iii) not engaged in a transaction or dealing, directly or indirectly, with, involving or for the benefit of a Sanctioned Country or Sanctioned Person in violation of Sanctions; and (iv) not been the subject of any enforcement action by any Governmental Entity with respect to any actual or alleged violations of Trade Controls or Sanctions, and have not been notified in writing of any such pending or threatened actions.

(b) Neither the Company nor any director, officer, nor, to the knowledge of the Seller, Business Employee or agent of the Company is: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designations under Trade Controls; or (iii) engaged in transactions, dealings or activities that might reasonably be expected to cause such Person to become a Sanctioned Person.

(c) Since January 1, 2019, no civil or criminal penalties have been imposed on the Company regarding violations of Trade Controls or Sanctions, nor have any voluntary disclosures relating to Trade Controls or Sanctions been contemplated or submitted to any Governmental Entity.

(d) Since January 1, 2019, to the knowledge of the Seller, the Company has not undergone or is undergoing any external audit, review, inspection, investigation, survey or examination of records relating to the Company’s compliance with Trade Controls or Sanctions, except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole.

4.08 Environmental Matters. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole: (a) there are no actions pending, or to the knowledge of Seller, threatened against the Company relating to a violation of, or liability under, any Environmental Law, (b) the Company is, and since January 1, 2019 has been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws, (c) there is no action pending or, to the knowledge of Seller, threatened, by any Governmental Entity or any other person that is reasonably likely to result in the rescission, termination or adverse modification of any Permit required under Environmental Laws, and neither Seller nor the Company has received any notice or otherwise has knowledge that any Permit required under Environmental Laws will not be renewed, (d) there has been no release of or contamination by Hazardous Materials by the Company, at, on, under or from any real property currently or, to the knowledge of Seller, formerly owned, leased or operated by the Company, including any off-site location, that would reasonably be expected to give rise to liability of the Company under any Environmental Law, and (e) the Company is not party to any order, judgment or decree that imposes any obligation on the Company under any Environmental Law.

4.09 Employee Benefit Plans.

(a) Schedule 4.09(a) lists each material Employee Benefit Plan (or form thereof with respect to individual arrangements that do not differ in any material respect from such form). With respect to each material Employee Benefit Plan and except for any plan or program sponsored by a Governmental Entity to which a Person is required by Law to contribute or that requires the mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund with respect to the wages of an employee, Seller has made available to Purchaser either (i) a true, correct and complete copy of the plan document and all amendments thereto (or a written summary of the material terms thereof) or (ii) the most recent summary plan description and other material communications to employees regarding such plans. The Company does not sponsor any employee benefit plan within the meaning of Section 3(3) of ERISA. With respect to the Employee Benefit Plans, except as would not result in material liability to the Company, (A) all required contributions have been made or properly accrued, (B) there are no actions, suits or claims pending or, to the knowledge of Seller, threatened, other than routine claims for benefits, and to the knowledge of Seller, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims, (C) to the knowledge of Seller, there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code), (D) all material reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Employee Benefit Plan participant have been timely filed or distributed, and (E) each Employee Benefit Plan has been established, maintained and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other Laws.

(b) No Employee Benefit Plan is a single employer plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code or a Multiemployer Plan.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or is the subject of an opinion or advisory letter, from the IRS, and to the knowledge of Seller, no fact or event has occurred since the date of such letter that would reasonably be expected to adversely affect such qualification.

(d) Other than as contemplated by Section 6.17(d), no Employee Benefit Plan exists that, as a result of the execution of this Agreement, the Ancillary Agreements or the consummation of the Transaction, alone or together with any other event, could (i) result in severance pay or any material increase in severance pay to any Business Employee, (ii) accelerate the time of payment or vesting or result in any payment, material increase in amount payable, or funding of any compensation or benefits under any of the Employee Benefit Plans or otherwise, in each case, in respect of any payments to Business Employees, or (iii) limit the right to merge, amend or terminate any Employee Benefit Plan.

4.10 Employees. Schedule 4.10 sets forth a list of each Business Employee as of the date set forth therein, and such list includes, for each such Business Employee as of such date, (a) the name (and/or employee ID#), (b) job title or position (including whether full time, part time or temporary status), (c) employing entity, (d) date of hire, (e) work location, (f) current annual base salary or hourly rate, (g) commission, incentive or discretionary bonus opportunity, (h) visa status (if applicable), (i) classification as exempt or non-exempt, and (j) whether absent from active employment, including due to any leave of absence or disability. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, neither Seller nor the Company is the subject of any pending or, to the knowledge of Seller, threatened proceeding alleging that Seller or the Company has engaged in any unfair labor practice under the National Labor Relations Act or other Law with respect to the Business Employees. As of the date hereof, there are no pending or, to the knowledge of Seller, threatened unfair labor practice charge, material labor grievance, material labor arbitration, material dispute, strike, work stoppage, walkout, any concerted slowdown, picketing, lockout or to the knowledge of Seller, hand billing, against or affecting Seller or the Company and involving Business Employees. Neither Seller nor the Company is party to or bound by any Labor Agreement that pertain to any Business Employees, and there are no Labor Agreements that pertain to any Business Employees with respect to such employees’ employment, and none are currently being negotiated and there are no labor unions, works councils, employee representatives, group of employees or other organizations representing, or, to the knowledge of Seller, purporting to represent or attempting to represent, any Business Employee with respect to such employees’ employment with the Company. To the knowledge of Seller, as of the date hereof, there are no labor organizing activities with respect to any Business Employees and with respect to such employees’ employment. As of the date hereof, there are no liabilities arising out of, relating to or in connection with any current (as of the Closing) or former Business Employees for any period during which such current or former Business Employee was providing services to the Company but not employed by the Company.

4.11 No Material Adverse Effect; Absence of Certain Developments.

(a) From the Balance Sheet Date through the date of this Agreement, the Business has been conducted in the ordinary course of business in all material respects.

(b) Since the Balance Sheet Date, there has not been any event, change, effect, development or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

4.12 Litigation. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, there is no and (a) since January 1, 2019 there has not been any investigation, information request (formal or informal), inquiry, audit or review pending (or, to Seller’s knowledge, threatened) by any Governmental Entity against the Company, (b) since January 1, 2019 there have been no actions, subpoenas or other requests for information relating to actual or potential violations of Law pending (or, to Seller’s knowledge, threatened) against or affecting the Company or its properties and (c) since January 1, 2019 there have been no, orders, judgments or decrees of, or before, any Governmental Entity against the Company.

4.13 Tax Matters. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole:

(a) The Company has filed all income and other material Tax Returns that are required to be filed by the Company and all such Tax Returns are true, correct and complete in all material respects;

(b) All Taxes due and owing by the Company (whether or not shown as due and payable on the Tax Returns) have been fully paid or properly accrued, except to the extent of any reserve established by the Company on their books in accordance with GAAP;

(c) All Taxes that the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been fully and timely paid to the proper Governmental Entity;

(d) The Company has not received from any taxing authority any written notice of proposed deficiency or adjustment of any material amount of Taxes that has not been either satisfied by payment or withdrawn;

(e) The Company has not consented in writing to extend the time in which any Tax may be assessed or collected by any taxing authority of any Governmental Entity, which extension is still in effect and no request for any such extension is currently pending;

(f) There are no ongoing, threatened (in writing) or pending material Tax audits by any taxing authority of any Governmental Entity against the Company;

(g) No claim has been made in writing by a taxing authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation in that jurisdiction, which claim has not been resolved;

(h) The Company is not liable for any Tax imposed on any other Person by reason of being a member of an affiliated group, within the meaning of Section 1504(a) of the Code, except as the result of the application of Treasury Regulations Section 1.1502-6 (and any comparable provision of the Tax Laws of any state, local, or foreign jurisdiction) to the affiliated group of which the Seller or any of its Subsidiaries is or was the common parent or pursuant to any Tax sharing agreement or indemnification provisions pursuant to any contract other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Tax;

(i) The Company is not a party to, is bound by, or has any obligation for any Tax imposed on any other Person under any Tax sharing agreement, Tax indemnity agreement or Tax allocation agreement, except for any such agreement or arrangement solely between or among the Company and any of the Seller and its Subsidiaries or any Tax sharing or indemnification provisions contained in any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Tax;

(j) The Company is not a party to any closing agreement described in Section 7121 of the Code or any predecessor provision thereof or any similar agreement under the Tax Law of any foreign, state or local jurisdiction;

(k) The Company will not be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in or improper use of any method of accounting for any taxable period ending on or prior to the Closing Date prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) advance payment or prepaid amount received or deferred revenue accrued on or prior to the Closing, in each case, outside of the ordinary course of business, or (iv) any election pursuant to Section 451 of the Code (or in each case any similar provision of state, local, or foreign Tax Law);

(l) The Company has not granted any currently effective requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes with respect to any Tax Returns of the Company and no such requests, agreements, consents or waivers are currently pending;

(m) The Company does not have a material liability under any escheat or unclaimed property Laws and has complied in all material respects with respect to such Laws;

(n) To Seller’s knowledge, the Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); and

(o) There are no Liens for Taxes upon any assets of the Company, other than Permitted Liens.

4.14 Intellectual Property.

(a) Schedule 4.14(a) sets forth a complete and accurate list of all registrations and applications for registration of material Owned Intellectual Property (the “Registered Intellectual Property”). Each item of Registered Intellectual Property is, as of the date of this Agreement, subsisting, has not expired or been abandoned, and is in full force and effect, in each case, except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, no action is pending, or to Seller’s knowledge has been threatened since January 1, 2019, challenging the validity, enforceability, registration, ownership or scope of any Registered Intellectual Property (other than ordinary course office actions and similar proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property).

(b) All material Owned Intellectual Property is exclusively owned by the Company, free and clear of all Liens, other than Permitted Liens. Neither the execution and delivery by Seller of this Agreement, nor the consummation of the Transaction, will (i) result in the loss, termination or impairment of any right of the Company in any Owned Intellectual Property or (ii) trigger any requirement for the Company to pay any additional consideration for the continued use of any such Owned Intellectual Property, in each case, except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole. Neither the execution and delivery by Seller of this Agreement, nor the consummation of the Transaction, will under any contract to which the Company is party, grant or purport to grant to any Person any license, covenant not to sue or other rights related to any Intellectual Property owned by the Purchaser or its affiliates (other than the Company).

(c) The Company uses commercially reasonable efforts to maintain and protect the confidentiality of all trade secrets and other material confidential information owned or held by the Company. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the Company has not disclosed or consented to the disclosure of any such trade secret or other confidential information to any Person other than (i) pursuant to a written agreement restricting the disclosure and use of such trade secret or (ii) to a Person who otherwise has a legally enforceable duty or obligation to maintain the confidentiality of such trade secret.

(d) All Persons who have contributed to or participated in the conception or development of any material Intellectual Property purported to be owned by the Company have executed written agreements with the Company, pursuant to which each such Person has assigned to the Company all of such Person’s right, title and interest in and to such Intellectual Property (except to the extent ownership of such Intellectual Property vests in the Company by operation of Law).

(e) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, since January 1, 2019, the Company has not infringed, misappropriated, diluted or otherwise violated, and the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate, any Person’s Intellectual Property. No action is pending or has been threatened in writing since January 1, 2019, alleging any such infringement, misappropriation, dilution or other violation of Intellectual Property. To the knowledge of Seller, since January 1, 2019, no Person has infringed, misappropriated, diluted or otherwise violated any Owned Intellectual Property in any material respect.

(f) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, (i) the IT Assets operate and perform as required by the Company, (ii) there have been no unremediated malfunctions or failures since January 1, 2019, (iii) the Company has in place commercially reasonable policies and procedures designed to protect the security and integrity of the IT Assets and (iv) to the knowledge of Seller, the IT Assets do not contain or incorporate any malware, viruses, “trojan horses,” worms, bugs, disabling code, or similar devices, software routines or code intended to impair, disable, erase or otherwise impede the normal or intended operation of the IT Assets, designed to permit unauthorized transmission of information, or to otherwise contaminate, corrupt or damage information. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole since January 1, 2019, there has been no security breach or other unauthorized access to the IT Assets that has resulted in the unauthorized access, use, disclosure, deletion, destruction, modification, corruption or encryption of any information or data contained therein. The Company has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case substantially consistent with customary industry practices.

(g) The Owned Intellectual Property, together with the (i) Intellectual Property rights licensed to the Company under the Inbound IP Licenses and (ii) licenses that will be provided to the Company pursuant to the terms of the Transition Services Agreement, constitute all material Intellectual Property used in or necessary to operate the Business in the same manner it is conducted as of the date of this Agreement. The Sellers and their Affiliates (other than the Company) do not purport to own any Intellectual Property that is necessary for or used in the Business. The foregoing is not, and shall not be construed as, a representation or warranty regarding non-infringement of Intellectual Property, which is addressed solely in Section 4.14(e).

4.15 Title to Properties.

(a) The Company owns good and valid title to, or holds a valid leasehold interest in, all of the material tangible personal property used by it in the conduct of the Business, free and clear of all Liens, except for Permitted Liens. Each such item of material tangible personal property is in all material respects in operable condition and repair, subject to normal wear and tear, ongoing repairs or refurbishments in the ordinary course and obsolescence in the ordinary course.

(b) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the Company has a good and valid leasehold interest in each material real property that is leased, subleased, used or otherwise occupied by the Company and at which the Business is conducted (collectively, the “Real Property”) pursuant to the applicable lease, sublease, use or occupancy agreement pursuant to which the Company has been granted rights with respect thereto (together with all amendments, modifications, guarantees and other supplements thereto, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens. The Company does not own any real property.

(c) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, (i) each Real Property Lease is valid, binding and in full force and effect in accordance with its terms, subject to the Remedies Exceptions, (ii) no uncured default of a material nature on the part of the Company or, to the knowledge of Seller, the landlord thereunder, exists under any Real Property Lease, and no event has occurred or circumstance exists that, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Real Property Lease, (iii) there are no pending, nor to the knowledge of Seller, threatened, condemnation, eminent domain or similar proceedings with respect to any material Real Property, and (iv) no casualty event has occurred that is material to any Real Property that has not been remedied in all material respects (including as required, if applicable, pursuant to a Real Property Lease). The Real Property constitutes all real property used, held for use, or necessary to be used, in connection with the Business as presently conducted. There are no pending, nor to the knowledge of Seller, threatened, condemnation, eminent domain or similar proceedings with respect to any material Real Property. No casualty event has occurred that is material to any Real Property that has not been remedied in all material respects (including as required, if applicable, pursuant to a Real Property Lease).

4.16 Insurance.

(a) The Company maintains, or is entitled to the benefits of, insurance in such amounts and against such risks as required by Law or contract and substantially as the Company believes to be customary for the industries in which it operates. Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the Company has not received notice of any pending or, to Seller’s knowledge, threatened cancellation or premium increase (retroactive or otherwise) with respect to any such insurance policy. Since January 1, 2019, the Company or one of its Affiliates has maintained in full force and effect general and products liability insurance coverage for all periods of its ownership and operation of the Business. The Company maintains or is entitled to the benefits of excess liability insurance on a claims-made basis. Neither the Company nor any of its Affiliates has received any written notice from any insurance carrier questioning, denying or disputing a claim made on any policies, questioning, denying or disputing any coverage or the amount of any claim or reserving rights in connection therewith, in each case, with respect to the Business. To Seller’s knowledge, all actions that would reasonably be expected to give rise to a claim that would be covered by any insurance policy have been properly reported under such insurance policy and accepted by the applicable insurance carrier.

(b) Seller maintains a general liability policy that insures the Company under which eligible products liability claims made against the Company are (and after the Closing, pursuant to Section 6.15, will be) insured and indemnified (the “General Liability Policy”). Schedule 4.16(b) sets forth the following details of the General Liability Policy as of the date hereof: insurer, policy number, type of policy form (occurrence or claims-made), limit, and deductible.

4.17 Material Contracts.

(a) As of the date of this Agreement, the Company is not party or bound by (each, a “Material Contract”):

(i) any contract that (A) expressly imposes any material restriction on the right or ability of the Company to (1) compete with any other Person, (2) make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of its rights with respect to, any of its material assets or properties or (3) acquire or dispose of the securities of any other Person, (B) contains an exclusivity or “most favored nation” clause that restricts the Business or the Company in a material manner or (C) contains any right of first refusal, right of first offer or other preemptive or similar right;

(ii) any mortgage, note, debenture, indenture, loan or credit agreement, letter of credit (whether or not drawn), reimbursement agreement, security agreement, guaranty, pledge or other agreement or instrument evidencing, or any guarantee of, Indebtedness or placing a Lien (other than a Permitted Lien) on any portion of the assets related to the Business, in an amount in excess of $500,000 in the aggregate;

(iii) any joint venture, partnership or limited liability company agreement or other contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(iv) any contract expressly limiting or restricting the ability of the Company to make distributions or declare or pay dividends in respect of their Equity Interests;

(v) any contract involving the acquisition of all or substantially all of the assets or Equity Interests of any Person that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in payments after the date hereof by the Company in excess of $250,000;

(vi) any Labor Agreement;

(vii) any contract that is a settlement, conciliation or similar agreement with any Governmental Entity and pursuant to which the Company will have a material outstanding obligation after the date of this Agreement;

(viii) any contract that obligates the Company for more than one (1) year, is not terminable without penalty upon notice of ninety (90) days or less and has total projected revenue of at least $500,000;

(ix) any contract that involves a take or pay amount obligating the Company of at least $250,000;

(x) any Real Property Leases;

(xi) any contract with a Material Customer or a Material Supplier; and

(xii) any contract pursuant to which the Company (A) is granted a license to, or covenant not to be sued under, any third-party Intellectual Property (“Inbound IP Licenses”) that is material to the Business, other than any Incidental Licenses or (B) grants to a third party a license to, or covenant not to be sued under, any Owned Intellectual Property that is material to the Business, other than any Incidental Licenses.

(b) Notwithstanding the foregoing, (i) Section 4.17(a) shall not apply to any Shared Contracts or Employee Benefit Plans and (ii) Section 4.17(a)(viii), Section 4.17(a)(ix) and Section 4.17(a)(xi) shall not apply to any purchase orders, in each case, no such contract or benefits plan shall be set forth on Schedule 4.17(a)(viii), Schedule 4.17(a)(ix), or Schedule 4.17(a)(xi), respectively.

(c) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole: (i) the Company is not in breach of or default under the terms of any Material Contract; (ii) to Seller’s knowledge, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, no event has occurred that, with or without notice or lapse of time, or both would constitute a breach of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under any Material Contract; and (iii) each Material Contract is a valid and binding obligation of the Company and, to Seller’s knowledge, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions. Each Material Contract has been made available to Purchaser.

4.18 Data Privacy.

(a) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the Company and, to the knowledge of Seller, all vendors, processors or other third parties processing or otherwise accessing, or sharing Personal Information for or on behalf of the Company (“Data Partners”), comply and have at all times complied with all Law, written policies, notices, statements and contractual obligations applicable to the Company relating to the privacy, security or processing of Personal Information, data breach notification, the tracking or monitoring of online activity, processing and security of payment card information and email, text message or telephone communications (collectively, “Data Privacy Obligations”).

(b) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the execution, delivery and performance of this Agreement, the Ancillary Agreements and the Transactions will not require the consent of or provision of notice to any Person concerning such Person’s Personal Information or prohibit the transfer of Personal Information to Purchaser.

(c) Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the Company, since January 1, 2022 has, and has used commercially reasonable efforts to require Data Partners to have, implemented, maintained and complied with industry standard administrative, technical and physical safeguards that are designed to protect against any loss, theft or unlawful or unauthorized access, use, loss, disclosure, denial, alteration, destruction, compromise, modification or other unauthorized processing of Personal Information, or IT Assets (“Security Incidents”). Except as would not be, individually or in the aggregate, material to the Company and the Business, taken as a whole, the Company has not: (i) experienced any Security Incident or been required to notify customers, consumers, employees, Governmental Entity or any other person of any Security Incident or non-compliance with Data Privacy Obligations; (ii) received any written notice, request, claim, complaint, correspondence or other communication regarding non-compliance with Data Privacy Obligations or a Security Incident; or (iii) been subject to or been notified in writing of any pending or threatened inquiry or action by or before any Governmental Entity regarding the actual or alleged violation of any Data Privacy Obligation.

4.19 Anti-Corruption.

(a) Since January 1, 2019, neither the Company, nor any director, officer or, to the knowledge of Seller, any Business Employee, agent or any other person acting on behalf of the Company has directly or indirectly violated any Anti-Corruption Laws; nor has the Company, any Business Employee or any of the Company’s directors, officers or, to the knowledge of Seller, agents, or any other persons acting on its behalf corruptly offered, paid, promised to pay, authorized, solicited or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Governmental Official: (i) to influence any official act or decision of a Governmental Official; (ii) to induce a Governmental Official to do or omit to do any act in violation of a lawful duty; (iii) to induce a Governmental Official to influence the act or decision of a Governmental Entity; (iv) to secure any improper business advantage; (v) to obtain or retain business in any way related to the Company; or (vi) that would otherwise constitute a bribe, kickback or other improper or illegal payment or benefit.

(b) Since January 1, 2019, to the knowledge of Seller, the Company has not been the subject to any enforcement action involving alleged violations of Anti-Corruption Laws. The Company is not participating in any enforcement action by a Governmental Entity relating to alleged violations by the Company of any Anti-Corruption Law. Since January 1, 2019, no civil or criminal penalties have been imposed on the Company with respect to violations of Anti-Corruption Laws, nor have any voluntary disclosures relating to Anti-Corruption Laws been submitted to any Governmental Entity.

4.20 Affiliated Transactions. Except for (a) the transactions contemplated by this Agreement, (b) any applicable Ancillary Agreement and (c) Employee Benefit Plans, no officer, director, manager or Affiliate of the Company is a party to any agreement, contract, commitment or transaction that is still in effect with the Company or has any ownership interest in any property of the Business (“Affiliate Transactions”).

4.21 Sufficiency of Assets. Following the Closing, (a) after giving effect to the Transaction, (b) following the transfer of the Transferred Liabilities to the Company and (c) assuming (i) receipt of all consents, approvals and authorizations related to the matters set forth in this Agreement and (ii) the continued provision to the Company of services pursuant to the terms of the Transition Services Agreement, the Company will own or have a right to use all of the assets, rights and properties that are necessary to conduct the Business in all material respects substantially as it is conducted as of the date of this Agreement (other than pursuant to Shared Contracts or as contemplated by Section 6.17(e)); provided, however, that nothing in this Section 4.21 shall be deemed to constitute a representation or warranty (A) as to the adequacy of the amounts of Cash or Working Capital (or the availability of the same) or (B) regarding non-infringement of Intellectual Property, which is addressed solely in Section 4.14(e); provided, further, that this Section 4.21 shall not be deemed to be breached as a result of any action (1) that Seller is required or permitted to take pursuant to this Agreement, including pursuant to Section 6.01(b), (2) for which Purchaser has provided its consent (including pursuant to Section 6.01(b)) or (3) that Seller does not take as a result of Purchaser not providing consent following the written request of Seller therefor pursuant to Section 6.01.

4.22 Accounts Receivable. All accounts receivable represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business. To the knowledge of Seller, there is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable, except as would not be material to the Company and the Business, taken as a whole.

4.23 Inventory. All inventories of products and supplies of the Company, as reflected in the Financial Statements, including work-in-process, raw materials, finished goods (not including customer-supplied materials or raw materials and other inventories) are (a) in good and marketable condition, (b) consist of a quality and quantity saleable and usable (as applicable) in the ordinary course of business consistent with past practice, (c) are not obsolete, slow-moving, defective or damaged, and (d) have not been written off or written down to fair market value, in each case, except as would not be material to the Company and the Business, taken as a whole.

4.24 Product Warranties and Returns. With respect to the products manufactured by the Company since January 1, 2022, the Company has complied in all material respects with all applicable (a) quality control standards of the Company, (b) Laws governing the manufacture of the products produced or sold by the Company, and (c) contractual commitments and express and implied warranties made in connection with the manufacture of the products, in each case, except as would not be material to the Company and the Business, taken as a whole. Since January 1, 2022, the Company has not received any written notice of any claims for any alleged defective products or any warranty claims, including claims related to the return, service, or exchange of a lot, type, model, or other group of products, that is not fully covered by insurance. Since the Balance Sheet Date, the Company has not granted any customer any product warranties, other than in the ordinary course of business (including standard product warranties), and there has not been any product recall, post-sale warning or similar action conducted with respect to any product manufactured, shipped, delivered or sold by the Company.

4.25 Customers and Suppliers. Schedule 4.25 sets forth (a) the top ten (10) customers of the Company for the twelve (12)-month period ended on the Balance Sheet Date (each, a “Material Customer”) (determined on the base of payments from such customers) and (b) the top ten (10) vendors/suppliers of the Company for the twelve (12)-month period ended on the Balance Sheet Date (determined on the basis of payments to such vendors/suppliers) (each, a “Material Supplier”). No Material Customer or Material Supplier has ceased or materially reduced, or provided a written notice that it is ceasing or materially reducing, its purchases of goods or services from, or sales or provision of goods or services to, the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

5.01 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which Purchaser is a party and to perform its obligations hereunder and thereunder and to consummate the Transaction.

5.02 Authorization; Validity and Effect. The execution, delivery and performance by Purchaser of this Agreement and each Ancillary Agreement to which Purchaser is a party and the consummation of the Transaction have been duly and validly authorized and approved by all requisite action on the part of Purchaser, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been, and each of the Ancillary Agreements to which Purchaser is a party will be at or prior to the Closing, duly and validly authorized, executed and delivered by Purchaser, and assuming that each of this Agreement and the Ancillary Agreements to which Purchaser is a party is a valid and binding obligation of the other Parties and parties thereto, this Agreement constitutes, and each of the Ancillary Agreements to which Purchaser is a party when so executed and delivered will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, subject to the Remedies Exceptions.

5.03 No Violation. Purchaser is not subject to or obligated under (a) its Governing Documents, (b) any applicable Law or rule or regulation of any Governmental Entity, (c) any material agreement or instrument, or any license, franchise or permit, or (d) any order, writ, injunction or decree, which would be breached or violated in any material respect by Purchaser’s execution, delivery or performance of this Agreement and the Ancillary Agreements to which Purchaser is a party.

5.04 Governmental Entities; Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with (a) the execution and delivery by Purchaser of this Agreement and each Ancillary Agreement to which it is a party or (b) the consummation by Purchaser of the Transaction, except for, subject to the accuracy of the representations and warranties of Seller in Article III and Article IV, respectively, (i) such filings, notifications, clearances, consents and approvals as may be required to be made or obtained under the Regulatory Laws and (ii) such other consents, authorizations, approvals, filings or registrations, the absence or unavailability of which would not have, individually or in the aggregate, a Material Adverse Effect or materially delay consummation of the Transaction.

5.05 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened in writing against or affecting Purchaser (or any of its officers, directors, managers or employees with respect to their business activities on behalf of Purchaser), which would adversely affect Purchaser’s performance under this Agreement, each Ancillary Agreement to which it is a party or the consummation of the Transaction.

5.06 No Brokers. Other than Evercore Group L.L.C., Purchaser has not employed any investment banker, broker or finder in connection with the Transaction who would be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

5.07 Purchase for Investment. Purchaser is purchasing the Acquired Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution or resale thereof in violation of federal or state securities Laws. Purchaser (either alone or together with its advisors) (a) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Interests, (b) is capable of bearing the economic risks of such investment, (c) is capable of evaluating (and has evaluated) the merits and risks of investing in the Acquired Interests and (d) is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser acknowledges and understands that the acquisition of the Acquired Interests has not been registered under the Securities Act in reliance on an exemption therefrom or under any state securities Laws. Purchaser agrees that any Acquired Interests constituting “securities” may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities Laws.

5.08 Financial Ability. At the Closing, Purchaser will have, sufficient funds or other sources of immediately available funds, resources and capabilities to enable it to timely perform its obligations under this Agreement, including to pay the Closing Cash Proceeds and all fees and expenses of Purchaser related to the Transaction (including the Ancillary Agreements to which Purchaser is a party) and to satisfy all other payment obligations of Purchaser contemplated herein and therein and to timely consummate the Transaction. Notwithstanding anything to the contrary contained herein, Purchaser’s obligation to effect the Transaction is not conditioned or contingent on Purchaser’s ability to obtain any financing prior to the consummation of the Transaction. There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by or threatened in writing against Purchaser.

5.09 Equity Financing. Purchaser has delivered to Seller a true, correct and complete copy of the Equity Commitment Letter, pursuant which Investor has committed to provide Purchaser with equity financing sufficient to enable Purchaser to consummate the Transaction, including to pay the Closing Cash Proceeds and all fees and expenses of Purchaser related to the Transaction, and to satisfy all other payment obligations of Purchaser contemplated herein and by the Ancillary Agreements, and pursuant to which Seller is an express third-party beneficiary. As of the date hereof, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded, replaced or terminated, or otherwise amended, restated, amended and restated, waived, supplemented or otherwise modified in any respect and is a legal, valid and binding obligation of Purchaser and Investor, enforceable in accordance with its terms. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Purchaser, or, to Purchaser’s knowledge, Investor, under any term or condition of the Equity Commitment Letter, and Purchaser does not have any reason to believe that it will be unable to satisfy, on a timely basis, any term or condition to be satisfied by it contained in the Equity Commitment Letter, or that the full amount of the equity financing thereunder will not be available to Purchaser on the Closing Date. In no event will the receipt or availability of any funds or financing (including, for the avoidance of doubt, the equity financing described in the Equity Commitment Letter) by Purchaser or any Affiliate or any other financing or other transactions be a condition to Purchaser’s obligations to consummate the Transaction under this Agreement, it being understood and agreed that the conditions to the obligations of Purchaser to consummate the Transaction are solely set forth in Section 7.01 and Section 7.02.

5.10 Solvency. Assuming that the representations and warranties set forth in Article III and Article IV are true and correct as of the date hereof and as of the Closing, as of the Closing and immediately after giving effect to the Transaction, Purchaser and its consolidated Subsidiaries (including the Company), taken as a whole, will be able to pay their debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities). As of the Closing and immediately after giving effect to the Transaction, Purchaser and its consolidated Subsidiaries (including the Company), taken as a whole, will have adequate capital to carry on the Businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transaction with the intent to hinder, delay or defraud either present or future creditors of Purchaser or the Company.

5.11 No Regulatory Impediment. Purchaser is not aware of any fact relating to Purchaser or any of its Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the Parties to obtain, on a timely basis, any authorization or approval or other action by, or ability to contract with, any Governmental Entity or third party necessary for the consummation of the Transaction. To the knowledge of Purchaser, Purchaser is not aware of the existence of any possible other transaction under consideration by Purchaser (or its Affiliates), that would reasonably be expected to prevent or delay (a) the filings or approvals required under the HSR Act or (b) any filings or approvals required under other Regulatory Laws. None of Purchaser or any of its Affiliates owns any interest in any Person that derives a substantial portion of its revenues from products, services or lines of business within the products, services or lines of business of the Business.

5.12 CFIUS. No transaction contemplated hereby is a “covered transaction” (as defined in Section 721 of the Defense Production Act of 1950, as amended, including the implementing regulations thereof codified at 31 C.F.R. Part 800 (the “DPA”)) and none of Parent or Merger Sub is a “foreign person” within the meaning of the DPA.

5.13 Access and Investigation; Non-Reliance.

(a) Each of Purchaser and its respective representatives (i) have had access to and the opportunity to review all of the documents in the Project Aspen data room maintained by Donnelley Financial Solutions (the “Data Room”) on behalf of Seller with respect to the Business, and (ii) have been afforded reasonable access to the books and records, facilities and officers, directors, employees and other representatives of the Business for purposes of conducting a due diligence investigation with respect thereto. Purchaser has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Business.

(b) Purchaser (i) has relied solely on the results of such independent investigation and verification and on the representations and warranties of Seller expressly and specifically set forth in Article III and Article IV, as qualified by the Disclosure Schedules, and in the Ancillary Agreements, and (ii) other than as contemplated by clause (i), is not relying on any other representations, warranties or statements (including by omission) of any kind or nature, whether written or oral, expressed or implied, statutory or otherwise (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) of Seller, the Company or any other Person as to any matter concerning Seller, the Company, the Business or any of their respective joint ventures (if any), businesses or operations or in connection with this Agreement, the Ancillary Agreements or the Transaction, or with respect to the accuracy or completeness of any information provided to (or otherwise acquired by) Purchaser or any other Person in connection with this Agreement, the Ancillary Agreements or the Transaction (including, for the avoidance of doubt, any statements, information, documents, projections, forecasts or other material made available to Purchaser or its representatives in the Data Room or presentations including “management presentations”). Without limiting Section 9.02, neither Seller nor any other Person shall be subject to any liability to Purchaser or any other Person resulting from Seller’s making available to Purchaser or its representatives, or Purchaser and its representatives’ use of such information, including any information, documents or material made available in the due diligence materials provided to Purchaser and its representatives, including in the Data Room, other management presentations (formal or informal) or in any other form in connection with the Transaction.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.01 Conduct of the Business.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall, and shall cause the Company to, use commercially reasonable efforts to conduct the Business in the ordinary course of business in all material respects, except (i) as otherwise expressly required or expressly permitted by this Agreement or an Ancillary Agreement, (ii) as required by Law or Governmental Order, (iii) to the extent such action (or inaction) is reasonably necessary in response to an Emergency, (iv) as set forth on Schedule 6.01, (v) as required by the Merger Agreement or (vi) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed; it being understood and agreed that no consent of Purchaser shall be required with respect to any matter to the extent that the requirement of such consent would violate applicable Law); provided, however, that no action that is specifically permitted by any subclause of Section 6.01(b) shall be deemed a breach of this Section 6.01(a).

(b) From the date hereof until the Closing or the earlier termination of this Agreement, except (i) as otherwise contemplated by this Agreement or an Ancillary Agreement, or in connection with the Transaction, (ii) as required by Law or Governmental Order, (iii) as set forth on Schedule 6.01(b), (iv) as required by the Merger Agreement or (v) as consented to, or requested, in writing by Purchaser (such consent not to be unreasonably withheld, delayed or conditioned; it being understood and agreed that no consent of Purchaser shall be required with respect to any matter to the extent that the requirement of such consent would violate applicable Law), Seller shall cause the Company not to (provided, however, that no action that is specifically permitted by any subclause of Section 6.01(b) shall be deemed a breach of any other subclause of Section 6.01(b)):

(i) amend or modify its Governing Documents of the Company or take or authorize any action to wind up the Company’s affairs or dissolve;

(ii) issue, sell, pledge, transfer, dispose of or encumber with any Lien (other than Liens that will be discharged at or prior to Closing or transfer restrictions arising under applicable securities Laws) or agree to issue, sell pledge, transfer, dispose of or encumber with any Lien (other than Liens that will be discharged at or prior to Closing or transfer restriction arising under applicable securities Laws), any Equity Interests of the Company or issue any Equity Interests of the Company of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued Equity Interests of the Company or grant any stock appreciation or similar rights;

(iii) redeem, purchase or otherwise acquire any outstanding Equity Interests of the Company or declare or pay any non-cash dividend or make any other non-cash distribution to any Person on or prior to the Closing Date;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or enter into a letter of intent or agreement in principle with respect thereto, other than (A) the Transaction, (B) any mergers, consolidations, restructurings or reorganizations solely among the Company and any Subsidiaries or (C) any mergers, consolidations, restructurings or reorganizations of in connection with an acquisition not prohibited by this Section 6.01;

(v) make any acquisition of any other person or business, or make any loans, advances or capital contributions to, or investments in, any other Person, in each case in excess of $100,000, other than (A) loans, advances or capital contributions to, or investments in, any other Person in amounts to the extent actually taken into account in the calculation of Closing Cash Proceeds, (B) as made in connection with any transaction among the Company and any wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (C) to any Business Employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses in the ordinary course of business or (D) in the ordinary course of business and consistent with past practice to any customer, distributor, licensor, supplier or other Person with which the Company has significant business relations;

(vi) authorize or make any capital expenditures in excess of the CapEx Target Amount;

(vii) sell, lease, license or sublicense, abandon or permit to lapse (or as to material Owned Intellectual Property, fail to take any action necessary to maintain, enforce or protect), transfer or otherwise dispose of, any material property or material assets owned by the Company (including Intellectual Property), except for (A) in connection with the Master Receivables Purchase Agreement in the ordinary course of business, (B) sales transfers and dispositions of obsolete, worthless, defective or surplus equipment, (C) sales, leases, licenses or sublicenses, transfers or other dispositions made in connection with any transaction among the Company and any of its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (D) sales, transfers and dispositions of inventory and commodities or other products or other assets (excluding Intellectual Property) in the ordinary course of business, (E) as to the Real Property, the exercise of the Company’s rights and remedies under any lease, in the ordinary course of business, including any expiration, termination, renewal, expansions, reductions or similar rights as to such Real Property, (F) the non-exclusive licenses and sublicenses of Intellectual Property in the ordinary course of business consistent with past practice, (G) the expiration of Intellectual Property in accordance with its statutory terms and (H) lapses or abandonment of Owned Intellectual Property, in the ordinary course of business, that do not relate to products or services that comprise a material portion of the Company’s revenue;

(viii) (A) grant to any Business Employee any increase in compensation, except (1) in the ordinary course of business consistent with past practice and as set forth on Schedule 6.01(b)(viii)(A)(1), (2) as may be required by applicable Law or the terms of any Employee Benefit Plan (including the US Synthetic Profit Sharing Plan) or other contract, or (3) for any other pay increases of less than four percent (4%) (calculated immediately prior to such increase), (B) materially amend or establish any Employee Benefit Plan (or any arrangement that would constitute an Employee Benefit Plan, if adopted) in which the Business Employees participate, except (1) to the extent required by Law or the terms of any existing Employee Benefit Plan, (2) in connection with annual renewals of any Welfare Plans, (3) as would not be material and would be in the ordinary course of business or (4) pursuant to any offer letters that provide for no retention, severance or change in control benefits or (C) terminate the employment of any Business Employee in the position of vice president or above, other than for cause or due to death or disability;

(ix) grant any Lien on any material assets of the Company (in each case, whether tangible or intangible), in each case, other than a Permitted Lien or a Lien that will be discharged at a prior to Closing;

(x) waive any rights under, amend or terminate (except for a termination resulting from the expiration of a contract in accordance with its terms) any contract listed or required to be listed on Schedule 4.17(a), other than amendments in the ordinary course of business;

(xi) change present accounting methods, practices, policies or principles in any material respect, except as required by GAAP;

(xii) (A) make (other than consistent with past practice or in the ordinary course of business), change or revoke any material Tax election, (B) change any material Tax accounting period or method of Tax accounting, (C) settle any claim or assessment in respect of a material amount of Tax, (D) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, (E) incur any material Tax liability outside the ordinary course of business, (F) file any amended income or other material Tax Return (other than a combined, consolidated, unitary or other similar group Tax Return), (G) enter into any Tax closing agreement to the extent such closing agreement would reasonably be expected to (1) materially increase the Taxes of the Company after Closing, or (2) bind the Company after Closing, or (H) enter into any Tax sharing agreement, tax indemnity agreement or Tax allocation agreement that binds the Company after Closing for any Post-Closing Tax Period (other than such agreements entered into in the ordinary course of business consistent with past practice, the primary purpose of which is not the allocation or payment of Taxes);

(xiii) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) (each, a “Settlement”) if such Settlement would (A) require a payment by the Company in excess of $150,000 in any individual case or series of related cases or $750,000 in the aggregate together with any other Settlement, (B) involve injunctive or equitable relief, (C) impose any material restrictions on or changes to the Business or operations of the Company or (D) involve any admission of wrongdoing or liability or other adverse consequence to the Business;

(xiv) incur any indebtedness for borrowed money, guarantee or assume any such indebtedness for borrowed money of another Person, issue or sell rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing, in each case, in excess of $500,000 in the aggregate;

(xv) enter into any contract that would be a Material Contract if entered into prior to the date hereof; or

(xvi) authorize or commit or agree to take any action described in this Section 6.01(b).

(c) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Business prior to the Closing. Prior to the Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over the Business operations.

6.02 Access to Books and Records.

(a) Pre-Closing Access to Purchaser. From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall cause the Company, consistent with applicable Law, to provide Purchaser and its authorized representatives with reasonable access at reasonable times and upon reasonable advance notice to the offices, properties, personnel, books and records of Seller and its Affiliates (other than the Company) (solely in respect of the Business Employees and the Transferred Liabilities) and the Company to the extent reasonably necessary to consummate the Transaction or to prepare to operate the Business following the Closing, in each case so long as such access is permissible under applicable Law and does not jeopardize the health and safety of any employee of Seller and its Affiliates (including the Company); provided, that such access does not unreasonably interfere with the normal operations of Seller, its Affiliates, the Company and the Business and that such access to any assets located on property owned by third parties shall be subject to the Parties’ obtaining consent from such third parties; provided, further, that all requests for access shall be directed to        and        (as representatives for the Business) or such other person(s) as Seller may designate from time to time (the “Authorized Representatives”); and provided, further, that such access shall not extend to any (i) environmental sampling or testing or invasive or subsurface investigation, (ii) trade secrets or other competitively sensitive information, (iii) any information that is subject to any applicable confidentiality restrictions or attorney-client, work product or other privilege (provided, that Seller shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege) or (iv) any information that is pertinent or reasonably likely to be pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Purchaser or any of its Affiliates, on the other hand, are adverse parties (without limiting any right to discovery). Notwithstanding anything to the contrary in this Agreement, none of Seller or any of its Affiliates, including the Company, shall be required to provide any access or disclose any information to Purchaser if such access or disclosure would, in Seller’s sole discretion, (A) jeopardize any attorney-client or other legal privilege (provided, that Seller shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege) or (B) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (provided, that Seller shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive any right under or violate any such Law, fiduciary duty or binding agreement), including (x) Data Privacy Obligations applicable to Personal Information and (y) the Regulatory Laws. Seller makes no representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.02(a), and Purchaser may not rely on the accuracy of any such information, in each case, other than the representations and warranties of Seller expressly and specifically set forth in Article III and Article IV, as qualified by the Disclosure Schedules, or in any Ancillary Agreement. The information provided pursuant to this Section 6.02(a), will be used solely for the purpose of effecting the Transactions, and will be governed by all the terms and conditions of the Confidentiality Agreement. Purchaser shall abide by Seller’s, and any third-party operator’s, safety rules, regulations and operating policies (including the execution and delivery of any documentation or paperwork (e.g., boarding agreements or liability releases) required by third-party operators with respect to Purchaser’s access to any of the assets of the Company) while conducting its due diligence evaluation of such assets.

(b) Post-Closing Access to Seller. From and after the Closing, Purchaser shall, and shall cause the Company to, provide Seller and its Affiliates and their respective authorized representatives with reasonable access at reasonable times and upon reasonable advance notice to the offices, properties, personnel, books and records of the Company and the Business (for purposes of examining and copying) with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees (if any) of each of Purchaser, the Company, and each of their respective Affiliates for purposes of complying with any applicable Tax, financial reporting or regulatory requirements or for investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any action (other than, without limiting any right to discovery, any action between Seller or any of its Affiliates, on the one hand, and Purchaser and any of its Affiliates, on the other hand, with respect to this Agreement or the Transaction); provided, that such access does not unreasonably interfere with the normal operations of the Business, is permissible under applicable Law and does not jeopardize the health and safety of any employee of the Company. Notwithstanding anything to the contrary in this Agreement, none of Purchaser or any of its Affiliates, including the Company, shall be required to provide any access or disclose any information to Seller if such access or disclosure would, in Purchaser’s sole discretion, (A) jeopardize any attorney-client or other legal privilege (provided, that Purchaser shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege) or (B) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (provided, that Seller shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive any right under or violate any such Law, fiduciary duty or binding agreement), including (x) Data Privacy Obligations applicable to Personal Information and (y) the Regulatory Laws. Unless otherwise consented to in writing by Seller, Purchaser shall not, and shall cause the Company not to, for the longer of (i) seven (7) years following the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, destroy, alter or otherwise dispose of any of the books and records of the Company and the Business for any period prior to the Closing Date without first offering to surrender to Seller such books and records or any portion thereof which Purchaser or the Company may intend to destroy, alter or dispose of.

(c) Post-Closing Access to Purchaser. From and after the Closing, Seller shall provide Purchaser and its Affiliates and their respective authorized representatives with reasonable access at reasonable times and upon reasonable advance notice to the offices, properties, personnel, books and records of the Business (for purposes of examining and copying) with respect to periods or occurrences prior to the Closing Date for purposes of complying with any applicable Tax, financial reporting or regulatory requirements or for investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any action (other than, without limiting any right to discovery, any action between Purchaser or any of its Affiliates, on the one hand, and Seller and any of its Affiliates, on the other hand, with respect to this Agreement or the Transaction); provided, that such access does not unreasonably interfere with the normal operations of the Seller, is permissible under applicable Law and does not jeopardize the health and safety of any employee of the Company. Notwithstanding anything to the contrary in this Agreement, none of Seller or any of its Affiliates shall be required to provide any access or disclose any information to Purchaser if such access or disclosure would, in Seller’s sole discretion, (A) jeopardize any attorney-client or other legal privilege (provided, that Seller shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such privileged information in a manner that does not waive or violate such privilege) or (B) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (provided, that Purchaser shall, and shall cause the Company to use commercially reasonable efforts to make alternative arrangements to disclose such information in a manner that does not waive any right under or violate any such Law, fiduciary duty or binding agreement), including (x) Data Privacy Obligations applicable to Personal Information and (y) the Regulatory Laws. Unless otherwise consented to in writing by Purchaser, Seller shall not, for the longer of (i) seven (7) years following the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, destroy, alter or otherwise dispose of any of the books and records of the Business for any period prior to the Closing Date without first offering to surrender to Purchaser such books and records or any portion thereof which Seller may intend to destroy, alter or dispose of.

6.03 Regulatory Approvals; Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of Seller, Sodium and Purchaser shall use its (and shall cause each of its controlled Affiliates to use and shall use reasonable best efforts to cause each of its other Affiliates to use their) reasonable best efforts to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other Parties in doing, all things necessary, proper and advisable under applicable Laws to consummate the Transaction, including using reasonable best efforts to obtain all necessary waivers, clearances, expiration or termination of applicable waiting periods, consents and approvals, from Governmental Entities and make all necessary registrations, notifications and filings as may be necessary to obtain any necessary waiver, clearance, expiration or termination of applicable waiting periods, consent or approval from, any Governmental Entity, in each case as promptly as practicable, and obtain all necessary consents, approvals or waivers from third parties other than any Governmental Entity, in each case as promptly as practicable; it being understood and agreed that nothing in this Section 6.03 shall impose any obligation on Seller, Sodium or any of their respective Affiliates, or require Seller, Sodium or any of their respective Affiliates to take any action or refrain from taking any action, (i) with respect to the Primary Transaction and other transactions contemplated by the Merger Agreement or (ii) which could otherwise reasonably be expected to materially hinder or delay the consummation of the Transaction.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, Seller and Purchaser shall (i) as promptly as practicable, prepare and file all filings, requests, registrations and notices necessary under each other applicable Regulatory Law with respect to the Transaction and set forth on Schedule 7.01(b), and (ii) prepare and provide as promptly as practicable all documentation requested by any Governmental Entity in connection with its review of the Transaction or the Primary Transaction.

(c) Each of Seller, Sodium and Purchaser shall, and shall cause their Affiliates to, make available to the other Parties such information as such other Parties may reasonably request that is reasonably necessary for each of Seller and Purchaser to make an appropriate HSR Act filing and any filings set forth on Schedule 7.01(b) in connection with the Transaction. Each of Seller, Sodium and Purchaser shall, and shall cause their Affiliates to, (i) respond to information or document requests by any relevant Governmental Entity in connection with the Transaction or Primary Transaction, including by providing any information requested by any such Governmental Entity, (ii) keep each other apprised of the status of matters relating to the consummation of the Transaction, including promptly furnishing each other with copies of notices or other communications or correspondence between itself, or any of its respective Affiliates, and any third party or any Governmental Entity (or members of their respective staffs) with respect to the Transaction, (iii) cooperate in all respects and consult with each other in connection with obtaining all necessary actions or nonactions, waivers, clearances, expiration or termination of applicable waiting periods, consents and approvals, from Governmental Entities, including by (A) promptly furnishing each other with copies of substantive notices or other substantive communications or correspondence that it or any of its respective Affiliates receives from any Governmental Entity with respect to the Transaction and (B) prior to transmitting any communications, advocacy, white papers, information responses or other submissions to any Governmental Entity (or members of their respective staffs) in connection with the Transaction, permit outside counsel for each other Party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of each other in connection therewith and (iii) not, and cause its Affiliates not to, participate in any substantive meeting or discussion, either in person, by videoconference or by telephone, with any Governmental Entity in connection with the Transaction unless it consults with each other Party in advance and, to the extent not prohibited by such Governmental Entity, gives each other Party the opportunity to attend and participate, in each case subject to, confidentiality considerations agreed upon by the Parties to be restricted to outside counsel only; provided, that, for the avoidance of doubt, (x) Purchaser shall have no right to review in advance or consult with respect to any filings, written materials or other information or communications with respect to the transactions contemplated by the Merger Agreement and not directly and predominantly related to the Transaction and (y) Seller and Sodium shall have no right to review or receive any filings, written materials or other information or communications prepared by or on behalf of Purchaser that constitute or relate to Purchaser’s nonpublic, confidential business information. In exercising the foregoing rights, Seller, Sodium and Purchaser shall act reasonably and as promptly as practicable. Notwithstanding anything to the contrary in this Section 6.03(c), each of Seller, Sodium and Purchaser shall be permitted to share any information received from the other Parties with their respective Affiliates, provided that any materials and information provided to the other Parties or their counsel may be redacted or restricted (A) to comply with contractual arrangements, (B) to address reasonable attorney-client or other privilege or confidentiality concerns, (C) to remove references concerning information not germane to regulatory review and (D) to disclose information on an outside antitrust counsel only basis.

(d) In furtherance and not in limitation of the foregoing, each of Purchaser, Seller and Sodium shall use their reasonable best efforts to satisfy the conditions to Closing set forth in Article VII, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information or documentary material regarding the Transaction or Primary Transaction from any relevant Governmental Entity, (ii) using reasonable best efforts to take, or cause to be taken, all other actions and doing, or causing to be done, all other things reasonably necessary, proper and advisable to consummate and make effective the Transaction and (iii) using reasonable best efforts to assist and cooperate with the other in doing all things reasonably necessary, proper or advisable to consummate and make effective the Transaction as soon as practicable, and in any event, prior to the Outside Date.

(e) Without limiting the generality of the foregoing, Purchaser shall take, and cause its Affiliates to take, any and all actions reasonably necessary to make any filings in furtherance of or related to, any Governmental Order and any other consents, clearances or approvals in each case, that are required under or in connection with the HSR Act or the Regulatory Laws set forth on Schedule 7.01(b), and use reasonable best efforts to resolve objections, if any, that a Governmental Entity may assert under the HSR Act or the Regulatory Laws set forth on Schedule 6.03(e) or Schedule 7.01(b) with respect to the Transaction, and to use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or the Regulatory Laws set forth on Schedule 6.03(e) or Schedule 7.01(b) that may be asserted by any Governmental Entity with respect to the Transaction, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (i) responding to and complying with, as promptly as practicable, any request for information or documentary material regarding the Transaction or Primary Transaction from any relevant Governmental Entity, (ii) using reasonable best efforts to take or cause to be taken all other actions and doing, or causing to be done, all other things reasonably necessary, proper and advisable to consummate and make effective the Transaction, (iii) assisting and cooperating with the other Parties in doing all things reasonably necessary, proper or advisable to consummate and make effective the Transaction as soon as practicable, and in any event, prior to the Outside Date, (iv) contesting, defending and appealing any action, threatened or pending preliminary or permanent injunction or other Governmental Order, decree or applicable Law (including, in each case, to the extent related to the Primary Transaction) that would adversely affect the ability of Purchaser to consummate the Transaction (each, an “Antitrust Litigation Action”), (v) using reasonable best efforts to take any and all other actions necessary to prevent the entry, enactment or promulgation of any Antitrust Litigation Action and (vi) cooperating with the other Parties in the prosecution, contest or defense of any Antitrust Litigation Action, including by making available its personnel and providing such testimony and access to its books and records as shall be necessary in connection with such prosecution, contest or defense. Purchaser agrees to provide such information as to its financial capability, resources and creditworthiness as may be requested by any Governmental Entity in connection with the Transaction.

(f) Sodium shall, upon reasonable consultation with Seller and Purchaser, control, lead and direct all actions, decision and strategy for, and make all final determinations as to the timing and appropriate course of action with respect to, (i) obtaining clearances, expirations or terminations of waiting periods, consents and approvals from Governmental Entities, and all other matters related to Regulatory Laws and related inquiries, negotiations and actions, in connection with the Transaction or the Primary Transaction, and (ii) responding to and defending any action by or with any Governmental Entity in connection with the Transaction or the Primary Transaction (including with respect to any Antitrust Litigation Action, if applicable). Notwithstanding anything to the contrary in this Section 6.03 or any other provision of this Agreement, Sodium shall retain sole discretion in deciding whether to litigate, defend against or otherwise contest any action by any Governmental Entity relating to the Transaction pursuant to or under the antitrust Laws of the United States. Purchaser shall, and shall cause its Affiliates to, use its reasonable best efforts to provide full and effective support of Sodium in all material respects in all such inquiries, negotiations and actions to the extent requested by Sodium. Sodium, Seller, Purchaser and their respective Affiliates shall not enter into any timing agreement or similar agreement with any Governmental Entity, or extend any waiting period under any Regulatory Law, if such action would reasonably be expected to delay the consummation of the Transaction beyond the Outside Date. Consistent with the foregoing, Seller and its Affiliates shall be permitted to share any information received from Purchaser and its Affiliates under this Section 6.03 with Sodium and its Affiliates.

(g) Notwithstanding the foregoing or anything to the contrary in this Agreement, Purchaser agrees that nothing in this Agreement shall require Seller, Sodium or their respective Affiliates to (i) take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing, (ii) pay or commit to pay any amount or incur any obligation in favor of or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments or the furnishing of any guarantees) to any Person to obtain any consent, approval, authorization or other order of or action by, any Governmental Entity or other third party, or (iii) have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any consent, approval, authorization or other order of or action by, any Governmental Entity or other third party that may be required in connection with the Transaction or the Primary Transaction or the other transactions contemplated by the Merger Agreement, any failure of the Primary Transaction or the other transactions contemplated by the Merger Agreement to occur, or because of the termination of any contract as a result of any of the foregoing, in each case except as otherwise specifically provided in Section 8.02. Purchaser acknowledges that for purposes of Section 7.02, no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (A) the failure to obtain any consent, approval, authorization or other order of or action by, any Governmental Entity or other third party, (B) any such termination of a contract or (C) any action commenced or threatened by or on behalf of any Person to the extent arising out of or relating to the failure to obtain any such consent, approval, authorization or other order of or action by, any Governmental Entity or other third party or any such termination.

(h) Purchaser shall not, and shall cause its Affiliates not to, acquire or agree to acquire equity or assets of, or other interests in, or merge or consolidate with (or agree to merge or consolidate with), any corporation, partnership, association or other business organization or Person, or any business unit, division, subsidiary or other portion thereof that would reasonably be expected to (i) materially increase the risk of a Governmental Entity or Law prohibiting, preventing, restricting or otherwise making unlawful the consummation of the Transaction, the Primary Transaction or the other transactions contemplated by the Merger Agreement, (ii) materially delay the satisfaction of the conditions contained in Section 7.01) or (iii) otherwise prevent or materially delay the consummation of the Transaction.

(i) If a Governmental Entity notifies Seller or Sodium that this Agreement or any of the Ancillary Agreements is not an acceptable manner of divesting the Business or the Acquired Interests and the Clearances are being withheld pending modification of the terms or provisions of this Agreement or any Ancillary Agreement, as applicable, Seller, Sodium and Purchaser shall use reasonable best efforts to negotiate in good faith to modify this Agreement or any Ancillary Agreement to satisfy any Governmental Entity; provided, that Purchaser, Sodium, Seller and their respective Affiliates shall not be required under this Section 6.03(i) or any other provision of this Section 6.03, to agree to any (i) expansion or diminution of the Business or other rights to be acquired by or granted to, as applicable, Purchaser and its Affiliates pursuant to this Agreement and the Ancillary Agreements, (ii) further structural or behavioral remedy not explicitly contemplated by the terms of this Agreement or (iii) change to the Closing Cash Proceeds or purchase price for the Acquired Interests.

(j) Purchaser shall bear all filing fees payable to any Governmental Entity under the Regulatory Laws in connection with the Transaction.

6.04 Third-Party Consents. Purchaser and Seller shall, and cause their applicable Affiliates to, cooperate and use commercially reasonable efforts to give all notices to, and obtain or cause to be obtained any consents, authorizations and approvals from, any third party other than a Governmental Entity that may be requested by the other Party in connection with the Transaction, including pursuant to Section 2.03 (the “Third-Party Consents”). Notwithstanding anything in this Agreement to the contrary, neither Seller, Purchaser nor any of their respective Affiliates shall be required to compensate any third party, commence or participate in any action or proceeding or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such Third-Party Consent. For the avoidance of doubt, no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on (a) the failure to obtain any Third-Party Consents or (b) any action or proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Third-Party Consents.

6.05 Continuing Confidentiality. Purchaser shall remain bound by that certain Confidentiality Agreement, dated as of September 18, 2024, by and among LongRange Capital, L.P., Seller and Sodium, as supplemented by that certain Clean Team Confidentiality Agreement, dated as of October 25, 2024 (as may be further amended, supplemented or otherwise modified in accordance with its terms, the “Confidentiality Agreement”), the terms of which are incorporated herein by reference, and it shall be responsible for any breaches of the Confidentiality Agreement by any of Purchaser’s representatives. The Confidentiality Agreement will automatically terminate at the Closing with respect to Confidential Information (as defined in the Confidentiality Agreement) relating solely to the Business provided, however, that Purchaser acknowledges that any and all other Confidential Information provided to it by Seller or its Representatives concerning Seller or any of its Affiliates shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

6.06 Public Announcements.

(a) None of Seller, Purchaser or Sodium shall issue, or shall cause to be issued, any press release or public statement with respect to the Transaction without the other Parties’ prior consent (such consent not to be unreasonably withheld, conditioned or delayed) except (i) that Seller, the Company and Sodium may make announcements from time to time to their respective employees, customers, suppliers and other business relations, and (ii) each of Seller, Purchaser and Sodium may make announcements as it may reasonably determine are necessary to comply with (A) the requirements of any agreement to which such Party or any of its Subsidiaries is a party as of the date hereof or (B) applicable Law or the rules or by obligations pursuant to any listing agreement with, or rules of, any securities exchange; provided, that the applicable Party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Parties to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto, unless required by Law (in the reasonable opinion of counsel), in which case Purchaser, Sodium and Seller shall have the right to review and comment on such press release or announcement prior to publication. Notwithstanding the foregoing, following the Closing, Purchaser and its Affiliates may provide general information about the subject matter of this Agreement in connection with their normal fundraising, marketing, informational and reporting activities.

(b) Notwithstanding anything in this Section 6.06 or otherwise in this Agreement to the contrary, (i) following the Closing, in connection with required Securities Exchange Commission filings and regular earnings releases, Seller and its Affiliates may disclose the Company’s and the Business’ historical sales and earnings information for the period during which the Company and the Business were owned by Seller to the extent doing so is consistent with Seller’s and its Affiliates’ past practice or is required by applicable Law and (ii) each Party shall be permitted to issue press releases or make public announcements or disclosure that are consistent with previous press releases, public disclosures or public statements made by any Party in compliance with this Section 6.06.

6.07 R&W Insurance Policy. If Purchaser obtains an R&W Insurance Policy, Purchaser shall ensure that (a) such policy expressly waives any claims of subrogation, contribution or otherwise (except in the case of Fraud) (the “Subrogation Provision”) against Seller and its Affiliates and their respective equityholders, managers, members, directors, officers, employees, accountants, consultants, legal counsel, financial and other advisors, agents, general or limited partners and other representatives acting on behalf of Seller or any of its Affiliates (the “Seller Related Parties”), (b) such policy expressly provides that the Seller Related Parties are express third-party beneficiaries with rights to enforce the Subrogation Provision and (c) the R&W Insurance Policy and shall not be amended, waived or otherwise modified in any manner that would allow the insurer thereunder or any other Person to subrogate or otherwise make or bring any action, suit or proceeding against the Seller Related Parties, based upon, arising out of, or related to this Agreement, the Ancillary Agreements or the Transaction, or the negotiation, execution or performance of this Agreement or the Ancillary Agreements, other than in the case of Fraud.

6.08 Director, Manager and Officer Liability and Indemnification.

(a) Prior to or simultaneously with the Closing, Purchaser shall, or in lieu thereof the Company (at Purchaser’s expense) shall, purchase from an insurance carrier a prepaid insurance policy (i.e., “tail coverage”) which provide “side A, B and C directors and officers” insurance coverage for each of the individuals who were officers, directors, managers or similar functionaries of the Company at or prior to the Closing (each such individual, a “D&O Indemnified Party”) which provides employment practices liability coverage, no less favorable in scope (but taking into account the relative size and risk profile of the Company on a standalone basis) as the policy or policy(ies) applicable to the Company immediately prior to the Closing for the benefit of such individuals for an aggregate period of not less than six (6) years with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement (such policies, the “D&O Tail Policies”); provided, that Purchaser shall not be required to (i) pay more than Two Hundred Thousand Dollars ($200,000) toward obtaining such D&O Tail Policies or (ii) purchase a “tail” prepaid insurance policy with coverage for any matters that each D&O Indemnified Party will otherwise receive coverage through the “tail” prepaid insurance policy that Seller obtains pursuant to Section 6.11(c) of the Merger Agreement.

(b) For a period of six (6) years after the Closing, Purchaser shall not, and shall not permit the Company to, amend, repeal or otherwise modify any provision in any of the Company’s Governing Documents relating to the exculpation or indemnification of, or advancement of expenses in favor of, any officers, directors, managers or similar functionaries (unless to provide for greater exculpation or indemnification or unless required by Law), it being the intent of the Parties that the current and former officers, directors, managers and similar functionaries of the Company shall continue to be entitled to such exculpation and indemnification (including with respect to advancement of expenses) to the full extent of the Law. Purchaser agrees and acknowledges that this Section 6.08 shall be binding on Purchaser’s successors and assigns.

(c) If the Company or any of its successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations set forth in this Section 6.08.

(d) Notwithstanding anything in this Agreement to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing Date) is made against any individual who was an officer, director, manager or similar functionary of the Company at or prior to the Closing or any other party covered by directors’, managers’ and officers’ liability insurance, on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 6.08 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) The obligations under this Section 6.08 shall not be terminated or modified in such a manner as to affect adversely any indemnitee or exculpee to whom this Section 6.08 applies without the consent of such affected indemnitee or exculpee. The provisions of this Section 6.08 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each current and former officer, director, manager or similar functionary of the Company and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by contract or otherwise.

6.09 Contact with Business Relations. Purchaser is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any officer, director, manager, employee (other than the Authorized Representatives), or, with respect to the Business or the Transaction, any customer, supplier, distributor, lessor, lessee, licensor or other material business relation of the Company or its Affiliates prior to the Closing without the prior written consent and coordination of the Authorized Representatives (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing sentence, Purchaser may email Business Employees directly in connection with a Business Employee’s post-Closing role, title, compensation, employee benefits and equity compensation; provided, that,     and, subject to appropriate protocols     or such other person(s) as Seller may designate from time to time (as representatives for Seller), remains on copy of all such email communications sent by Purchaser or any of its Affiliates.

6.10 Intercompany Obligations and Agreements; Shared Contracts.

(a) Seller shall, and shall cause its applicable Affiliates to take, or cause to be taken, such actions and make, or cause to be made, such payments as may be necessary so that, as of the Closing, there shall be no (i) intercompany obligations or (ii) agreements between the Company, on the one hand, and Seller and its Affiliates (other than the Company), on the other hand, including any agreement to which a third party is also party to such agreement (including each Affiliate Transaction unless set forth on Schedule 6.10(a)); provided, that, with respect to any intercompany agreements that are enterprise-level contracts maintained by Seller or any of its Affiliates (other than the Company), Seller shall terminate, or cause to be terminated, only the Company’s rights, obligations and other liabilities thereunder. The termination of all such obligations or agreements shall be done such that the Company shall have no liability therefor from and after the Closing.

(b) Purchaser acknowledges that Seller or an Affiliate of Seller (other than the Company) is a party to, or beneficiary of, certain contracts with third parties which relate in part to the Business and in part to any other business or operations of Seller or its Affiliates, other than intercompany agreements, as applicable, which are addressed in Section 6.10(a), and as set forth on Schedule 6.10(b) (other than any Employee Benefit Plan each, a “Shared Contract”). Purchaser agrees that (i) Shared Contracts shall not be assigned in any way to Purchaser or the Company and (ii) except as otherwise provided in the Transition Services Agreement, neither Purchaser nor the Company shall be entitled to any of the benefits provided in any Shared Contract following the Closing. To the extent necessary or advisable, each of Purchaser and Seller shall (and Purchaser shall cause the Company post-Closing to) use commercial reasonable efforts to assist Seller, Purchaser or their applicable Affiliates with any amendment or termination, as applicable, of any Shared Contract (A) so that such Shared Contract reflects that, from and after the Closing, the Company will no longer be an Affiliate of Seller or such Affiliate and (B) as applicable, to remove and withdraw the Company as a party to such Shared Contract and surrender any and all rights under such Shared Contract, and enter into new agreements directly between the Company and any applicable third parties to replace such Shared Contract, as necessary, so that following such withdrawal there shall be no further rights or other obligations or liabilities under the existing Shared Contract on the part of any Person thereunder with respect to the Company or the Business.

6.11 Pre-Closing Assignments. If, prior to the Closing, Seller determines that any one or more assets exclusively related to or exclusively used by the Business is held by an entity other than the Company, Seller shall notify Purchaser of such determination and shall, or shall cause its applicable Affiliate to, assign, convey and transfer to the Company such asset at or prior to the Closing.

6.12 Release Documentation. Prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser at least two (2) Business Days prior to the Closing Date evidence (a) from the administrative agent under the ChampionX Credit Agreement that the Company has been released or will be released in full upon the Closing from any obligations relating to the Indebtedness under the ChampionX Credit Agreement, (b) that the Company has been released or will be released in full upon Closing from any obligations related to the Indebtedness under the Master Receivables Purchase Agreement, Account for Payable Services Agreement and (c) that the Company has been released or will be released in full upon the Closing from all Liens on the Acquired Interests and the assets of the Company securing the Indebtedness under the ChampionX Credit Agreement or the Master Receivables Purchase Agreement; provided that, for the avoidance of doubt, in each case, such evidence shall be provided in writing and shall include lien terminations and termination statements relating to such Indebtedness that, where necessary, shall have been or shall, substantially contemporaneously with Closing, be recorded with the appropriate Governmental Entity (such documentation, the “Release Documentation”).

6.13 Seller Financing Cooperation.

(a) Seller shall, and shall cause its Subsidiaries, including the Company to, use commercially reasonable efforts to cooperate with Purchaser in connection with the arrangement, syndication and consummation of any Debt Financing.

(b) Notwithstanding the foregoing:

(i) nothing herein shall require such cooperation to the extent it would unreasonably interfere with the operations of Seller or its Subsidiaries, including the Company;

(ii) neither Seller nor any of its Subsidiaries, including the Company, shall be required to pay any commitment or other fee or incur or reimburse any liability or obligation in connection with the Debt Financing (in the case of the Company, prior to the Closing);

(iii) neither Seller nor any of its Subsidiaries, including the Company, shall be required to take any action that conflicts with or violates (A) its organizational documents, (B) any contract to which it is a party or (C) any applicable Law;

(iv) neither Seller nor any of its Subsidiaries, including the Company (nor any director, officer, employee or governing body of any such Person) shall be required to enter into or approve or take any other corporate or organizational action in connection with any Debt Financing (in the case of the Company, prior to the Closing);

(v) neither Seller nor any of its Subsidiaries, including the Company, shall be required to prepare any projection or make any other forward looking statement or issue any offering or other information document or provide or deliver any legal opinion;

(vi) neither Seller nor any of its Subsidiaries, including the Company, shall be required to prepare or provide (A) any financial statements other than the Financial Statements or (B) pro forma financial statements, it being understood that Seller shall not be required to procure any review of its or the Company’s financial information by its accountants;

(vii) neither Seller nor any of its Subsidiaries, including the Company, shall be required to (A) make any representation, warranty or certification that, in the good faith determination of such Person, is not true or (B) take any action that would (1) result in a breach of any representation, warranty or covenant set forth in this Agreement or (2) subject any director, manager, officer or employee of Seller or its Subsidiaries, including the Company, to any actual or potential personal liability;

(viii) neither Seller nor any director, officer, manager or employee thereof shall be required to provide any cooperation that does not pertain to the Company (it being understood and agreed that no employee or officer of Seller or its Subsidiaries, including the Company, shall be required to take any action other than on behalf of the Company in his or her capacity as such); and

(ix) neither Seller nor any of its Subsidiaries, including the Company, shall be required to provide access to or disclose information that such Person determines would jeopardize any attorney-client privilege or other privilege of Seller or its Subsidiaries, including the Company.

(c) Purchaser shall indemnify and hold harmless Seller, its Subsidiaries, including the Company, and their respective directors, officers, managers, employees, agents, consultants, advisors and other representatives (collectively, “Related Parties”) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing and the performance of their respective obligations under this Section 6.13 and any information utilized in connection therewith.

(d) Purchaser shall be solely responsible for all costs and expenses incurred by Seller, its Subsidiaries, including the Company, and their respective Related Parties in connection with the cooperation requested or provided under this Section 6.13, and Purchaser shall, promptly upon request of Seller, reimburse Seller, its Subsidiaries, including the Company and their respective Related Parties for all reasonable costs and expenses incurred by or on behalf of any of Seller, its Subsidiaries, including the Company, and their respective Related Parties in connection therewith.

(e) It is understood and agreed that any information provided pursuant to this Section 6.13 shall be subject to the Confidentiality Agreement.

(f) Notwithstanding anything to the contrary herein, the failure of Seller or its Subsidiaries, including the Company, to comply with this Section 6.13 shall not give rise to the failure of any conditions to Closing set forth in Article VII or a termination right pursuant to Section 8.01. The obligations set forth in Section 6.13(c), Section 6.13(d) and Section 6.13(e) shall survive the Closing or earlier termination of this Agreement.

6.14 Wrong Pockets.

(a) If at any time after the Closing, Seller or any of its Affiliates (determined after giving effect to the Closing) (i) receives, any payment, remittance or other amount in respect of the Business or (ii) is in possession of an asset or liability exclusively related to or exclusively used by the Business or the Transferred Liabilities (including any litigation claim), then, in each case, Seller shall promptly notify Purchaser of its receipt or possession of such asset or liability and transfer, or cause its applicable Affiliate to transfer, such funds or assets or liabilities to Purchaser (or its designee) as soon as reasonably practicable upon identification thereof, for no additional consideration and at no additional cost to Purchaser; it being acknowledged and agreed that Purchaser shall have already paid full consideration for any such funds or assets by payment of the Closing Cash Proceeds. Prior to any such transfer, Seller shall, or shall cause its applicable Affiliate to, preserve the value of and hold in trust for the use and benefit of Purchaser (or its designee) such funds or assets and provide to Purchaser (or its designee) all of the benefits arising from such funds or assets or burdens arising from such liability and otherwise cause such funds or assets or liabilities to be used as reasonably instructed by Purchaser.

(b) If at any time after the Closing, Purchaser or any of its Affiliates (determined after giving effect to the Closing, including for the avoidance of doubt, the Company) has retained or received or otherwise comes to possess any asset or liability (including any litigation claim) that is allocated to Seller or any of its respective Affiliates (determined after giving effect to the Closing) pursuant to this Agreement or any Ancillary Agreement (except in the case of any acquisition of assets from Seller or any of its Affiliates for value in the ordinary course of business subsequent to the Closing Date), such Purchaser or such Affiliate will promptly transfer, or cause to be transferred, such asset or liability to the Person so entitled thereto or responsible therefor at no additional cost to Seller or its Affiliates.

(c) Until such transfer is effected, Seller, Purchaser or any of their respective Affiliates, as applicable, shall (or shall cause their respective Affiliates to) preserve the value of, and hold in trust for the use and benefit of Purchaser, Seller or any of their respective Affiliates, as applicable, such right, property or asset, and provide to Purchaser, Seller or any of their respective Affiliates, as applicable, all of the benefits arising from such right, property or asset and otherwise cause such right, property or asset to be used as reasonably instructed by Purchaser, Seller or their applicable Affiliate.

6.15 Insurance.

(a) From the date hereof until the Closing or the earlier termination of this Agreement, Seller shall, and shall cause each of its Affiliates to, (i) use reasonable best efforts to maintain the coverage provided to Seller or the Company in respect of the Business through Seller’s or its Affiliates’ third-party insurance policies (the “Seller Insurance Policies”), in all material respects, and (ii) use commercially reasonable efforts to report to the applicable third-party insurance provider under each such applicable Seller Insurance Policy events, acts, errors, accidents, omissions, incidents, injuries or other forms of occurrences relating to the Business or the properties, assets, operations, employees, officers or directors of the Business, that, in each case, occur prior to the Closing and are potentially covered by an occurrence-based Seller Insurance Policy (collectively, the “Pre-Closing Occurrences”).

(b) From and after the Closing Date, (i) Seller shall, and shall cause each of its Affiliates to, use reasonable best efforts to report in good faith to the applicable insurance provider, all Pre-Closing Occurrences reasonably requested by Purchaser (each, a “Pre-Closing Occurrence Claim”), and otherwise reasonably cooperate with Purchaser and each of its Affiliates to reasonably ensure that applicable claim reporting and other applicable material Seller Insurance Policy requirements are met, in each case, with respect to the Pre-Closing Occurrences and (ii) Seller shall, and shall cause its Affiliates to, use reasonable best efforts to obtain the benefit of the applicable insurance coverage under any applicable occurrence-based Seller Insurance Policy and pay such benefit to Purchaser, net of any co-payments or reasonable out-of-pocket costs and expenses reasonably incurred by Seller and its Affiliates in seeking such insurance proceeds, provided, however, that (x) Seller shall exclusively bear the amount of any unsatisfied “deductibles” associated with any Pre-Closing Occurrence Claim available under the occurrence-based Seller Insurance Policies (for the avoidance of doubt, the aggregate amount of all such “deductibles” for each claim covered by an occurrence-based Seller Insurance Policy shall not exceed the amounts set forth on Schedule 6.15(b)), and (y) Purchaser shall otherwise be liable for all uninsured or uncovered amount of each Pre-Closing Occurrence Claim. Nothing herein shall be construed as limiting the right of Seller and its Affiliates to pursue coverage for their own benefit under any Seller Insurance Policy and to recover coverage up to the applicable limit of liability, or as prioritizing Pre-Closing Occurrence Claims benefitting Purchaser or its Affiliates above ones benefitting Seller or its Affiliates.

(c) Except as otherwise provided for in Section 6.15(b), with respect to Pre-Closing Occurrence claims, (i) from and after the Closing Date, the Company and the Business shall cease to be in any manner insured by, entitled to any benefits or coverage under, or entitled to seek benefit or coverage from or under, any of Seller’s or its Affiliates’ insurance policies (other than any such policy issued exclusively in the name and for the benefit of the Company) that may provide coverage for claims relating to the Company or the Business prior to the Closing and Seller shall have no obligation of any kind to maintain, renew or extend any form of insurance covering such claims and (ii) from and after the Closing Date, all open, but not fully paid, claims relating to the Company, the Business or a Business Employee, shall automatically become the responsibility or asset, as applicable, of the Company including all future claim payments, to the extent not already owned by or the responsibility of the Company. From and after the Closing Date, Purchaser shall be responsible for securing all insurance that it considers appropriate for the operation and ownership of the Company. Purchaser further covenants and agrees not to seek or assert or to exercise any right or claim for any event, act, error, accident, omission, incident or other form of occurrence that occurs after the Closing with respect to the Company under or in respect of any past or current insurance policy of Seller under which the Company is a named insured.

6.16 Restrictive Covenants.

(a) For a period of two (2) years following the Closing, Seller shall not, and shall not permit its Affiliates to, at any time, directly or indirectly, solicit, encourage, entice or induce for employment or employ any Business Employees without the prior written consent of Purchaser (which written consent shall be effective only as to the Person specified therein and to no other Person); provided, however, that this Section 6.16 shall not prohibit Seller or any of its Affiliates from (a) conducting any general solicitation or advertisement of employment for employees in newspapers, trade publications, websites or other media, so long as such advertisements are not targeted specifically at Business Employees, or engaging recruiters to conduct general employee search activities so long as such recruiters have been instructed not to, and do not, specifically solicit any Business Employees, (b) soliciting, offering employment to, hiring or employing any Person (i) who responds to any such solicitation or advertisement described in the foregoing clause (a) or (ii) whose employment relationship with the Business has been terminated for a period of at least three (3) months prior to the commencement of any solicitation or offer of employment, or (c) from hiring any Person who contacts Seller or its Affiliates on such Person’s own initiative.

(b) For a period equal to five (5) years from the Closing Date, Seller will, and will cause each of its Affiliates, to maintain the confidentiality of, and not disclose, release or use, any confidential information relating to the Business that it may hold, except, (i) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), (ii) in connection with any court or other proceeding commenced between the Parties, (iii) for confidential information (A) that now, or hereafter becomes, through no act or failure to act on the part of Seller (or its Affiliates) in breach of this Agreement or the Confidentiality Agreement, generally available to the public or (B) furnished to Seller by a third party that is under no continuing obligation as a matter of right and without restriction on disclosure, (iv) in connection with disclosure to their auditors and attorneys who are subject to a duty of confidentiality owed with respect to such information, (v) to the extent Seller are required or requested to disclose such information by applicable Law (and only to the extent required by such Law) or by any listing agreement with or listing rules of a national securities exchange applicable to such party (and only to the extent required by such listing agreement or national securities exchange rules) or by judicial or administrative process, rule, regulation or by any Governmental Authority (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand, legal, regulatory or similar process), (vi) in connection with any routine regulatory, banking or self-regulatory reporting, review, audit, request or examination or (vii) as otherwise expressly permitted by this Agreement. In the event that any demand or request for disclosure of confidential information is made pursuant to clause (v) above, Seller shall as promptly as practicable notify Purchaser of the existence of such request or demand so that Purchaser may, at its expense, seek a protective order or other appropriate assurance that confidential treatment will be afforded to the confidential information and, if requested by Purchaser, cooperate with Purchaser (at its expense) in seeking a protective order or other appropriate assurance that confidential treatment will be afforded to the confidential information in respect to such request or demand. If such a protective order or other remedy or the receipt of a waiver by Purchaser is not obtained and Seller, its Affiliates or any of its representatives are required by such Law to disclose any confidential information, Seller, its Affiliates or any of its representatives may disclose only that portion of the confidential information that is required to be disclosed (as determined by Seller’s counsel, which may be internal).

6.17 Employees and Employee Benefits.

(a) Employee Matters. Prior to the Closing but effective no later than immediately prior to the Closing, (i) the employment of each Business Employee (to the extent then employed by Seller or its Subsidiaries) who is not then already employed by the Company, shall be transferred to the Company, subject to Section 6.17(j) and (ii) the retention and other employment-related agreements of each Business Employee (to the extent then employed by Seller or its Subsidiaries) set forth on Schedule 6.17(a) shall be transferred to, and assumed by, the Company.

(b) Employee Liabilities. Notwithstanding anything to the contrary contained herein, and except as set forth in Section 6.17(j), (i) subject to Section 9.02, at or prior to the Closing, Purchaser shall, or shall cause an Affiliate of Purchaser to, assume all liabilities relating to all current (as of the Closing) and former Business Employees and any other former employees or former individual service providers of the Business (the “Transferred Liabilities”) pursuant to Section 2.02 and (ii) from and after the Closing, Seller or its Affiliates (other than the Company) shall be exclusively responsible for all liabilities with respect to all current (as of the Closing) and former employees or individual service providers of Seller and its Affiliates (other than the Company) who are not current Business Employees or former Business Employees or any other former employees or former individual service providers of the Business, with respect to whom Purchaser or its Affiliates will not assume liabilities under clause (i) above.

(c) Salary and Wages; Incentives. For a period of at least twelve (12) months following the Closing Date (the “Continuation Period”), Purchaser shall, or shall cause an Affiliate of Purchaser to, provide each of the Business Employees, while such Business Employee is employed by Purchaser or any of its Subsidiaries, with (i) annual base salary or wages, as applicable, that are no less favorable than the annual base salary or wages, as applicable, provided to such Business Employee immediately prior to the Closing, (ii) short-term target bonus or other short-term target incentive compensation (excluding equity, retention, change in control, and stay bonus opportunities) that are no less favorable than such short-term incentive opportunities granted to such Business Employee prior to the Closing and (iii) target total direct compensation (including cash and equity based long-term incentive compensation, it being understood and agreed that cash or equity equivalents may be provided in lieu of equity) that is comparable in the aggregate to the target total direct compensation prior to the Closing. Without limitation of the foregoing, Purchaser shall continue to honor and apply in accordance with their terms all outstanding incentive compensation awards under the US Synthetic Profit Sharing Plan, as set forth in Schedule 4.09(a). Following the Closing, Purchaser, working in good faith with the Company’s management team, shall create an equity incentive plan for the benefit of certain Business Employees.

(d) Qualifying Termination. At the Closing, each Business Employee who is employed by the Company as of immediately prior to the Closing shall be deemed to have incurred a “Qualifying Termination” within the meaning of the Merger Agreement, provided that such determination does not result in any increased liability to Purchaser.

(e) Employee Benefits. For the Continuation Period, Purchaser shall, or shall cause an Affiliate of Purchaser to, provide each Business Employee, while such Business Employee is employed by Purchaser or any of its Subsidiaries, with employee benefits (excluding benefits under a defined benefit pension plan or plan providing post-retirement medical or life insurance) that are no less favorable in the aggregate than the employee benefits provided to such employee under the Employee Benefit Plans as in effect immediately prior to the Closing Date. Effective as of the Closing Date, except as otherwise specifically provided in the Transition Services Agreement, the applicable Employee Benefit Plan or in Section 6.17(j), or as required by applicable Law, all Business Employees shall cease any participation in, and any benefit accrual under, any Employee Benefit Plan that is sponsored by an entity other than the Company.

(f) Severance. Without limiting the foregoing provisions of this Section 6.17, Purchaser shall, or shall cause the Company to, pay severance benefits to Business Employees whose employment with the Company is involuntarily terminated during the Continuation Period in amounts no less favorable than the severance benefits applicable to Business Employees immediately prior to the Measurement Time, as set forth on Schedule 4.09(a).

(g) Employee Service Credit. Purchaser (i) shall give, or cause the Company to give, each Business Employee credit under all benefit plans or personnel policies that cover the Business Employee after the Closing Date (the “Purchaser Plans”), including any vacation, sick leave and severance policies, for purposes of eligibility, vesting and entitlement to benefits for the Business Employee’s service with the Company or any of its Affiliates prior to the Closing Date, to the same extent recognized by the Company or any of its Affiliates or predecessors thereof as of the Closing Date, (ii) shall allow such Business Employees to participate in each Purchaser Plan that is a Welfare Plan without regard to preexisting condition limitations, waiting periods, evidence of insurability or other exclusions or limitations not imposed on the Business Employee by the corresponding Purchaser Plans immediately prior to the Closing Date, and (iii) shall credit such Business Employees for any deductibles, co-pays, out-of-pocket expenses and other applicable payments paid in the year of initial participation in the Purchaser Plans.

(h) Vacation Pay and Personal Holidays. For the Continuation Period, Purchaser shall, or shall cause its Affiliates to, continue paid-time off programs for the benefit of Business Employees that are no less favorable than the paid-time off programs to which such employee would have been entitled under the terms of the applicable Employee Benefit Plan as in effect as of the Closing Date. Purchaser shall, or shall cause its Affiliates to, recognize and provide all accrued but unused paid-time off of each such Business Employee as of the Closing Date. Neither Seller nor its Affiliates shall have any obligation or liability to pay or provide any payments in respect of paid-time off for Business Employees on or after the Closing Date, unless required by applicable Law.

(i) Purchaser 401(k) Plan. Purchaser shall, or shall cause its Affiliate to, maintain or establish a defined contribution plan that is tax-qualified under Section 401(a) of the Code (a “Purchaser 401(k) Plan”) and in which the Business Employees shall be eligible to participate as of the Closing Date. Purchaser shall cause the Purchaser 401(k) Plan to accept rollovers elected by each Business Employee from any tax-qualified plan maintained by Seller or any of its Affiliates in direct rollovers to the Purchaser 401(k) Plan. Seller and Purchaser will cooperate to effect the transfer of any account balance and plan participant loans under any defined contribution tax-qualified plan maintained by Seller or any of its Affiliates.

(j) Disabled Employees. Notwithstanding anything to the contrary set forth herein or in the Transition Services Agreement, any Business Employees who are on short-term disability as of the Closing (“Existing Disabled Employees”) shall remain Business Employees covered under a short-term disability plan of Purchaser or its applicable Subsidiary, pursuant to the terms of such plans. If any Existing Disabled Employee applies (and qualifies) for long-term disability coverage on or after the Closing Date, such Existing Disabled Employee shall participate in Seller’s long-term disability plan following the Closing at Seller’s cost. Solely to the extent permitted by, and consistent with, applicable Law, Purchaser or one of its applicable Subsidiaries may terminate at Seller’s cost any Existing Disabled Employee who was on short-term disability as of the Closing and does not qualify for long-term disability coverage under Seller’s disability plans, if such Existing Disabled Employee does not return to work following the expiration of short-term disability coverage. Furthermore, notwithstanding anything to the contrary set forth herein, with respect to any Business Employee who, as of the Closing, is receiving benefits under a long-term disability plan of Seller or its Subsidiaries (other than the Company) (a “LTD Business Employee”), Seller or one of its Affiliates (other than the Company) shall employ or shall continue to employ such LTD Business Employee following the Closing, and Purchaser or one of its Subsidiaries (including the Company) shall offer employment to such LTD Business Employee on terms consistent with those applicable to Business Employees generally under this Section 6.17 on the earliest reasonably practicable date following the date on which such LTD Business Employee is able to return to work with Seller or one of its Affiliates or otherwise ceases to qualify for long-term disability leave if such LTD Business Employee is able to return to work (or such cessation occurs) within 180 days following the Closing Date, or such later time as required by applicable Law. To the extent such LTD Business Employee does not return to work in such time period or otherwise rejects any such offer of employment, Seller and its Affiliates shall be entitled to terminate the employment of such LTD Business Employee.

(k) No Third-Party Beneficiaries. The provisions of this Section 6.17 are solely for the benefit of the Parties (as applicable), and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third-party beneficiary of this Section 6.17. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any Employee Benefit Plan or any other “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Purchaser and its Subsidiaries, the Company or any of their respective Affiliates; (ii) alter or limit the ability of Purchaser and its Subsidiaries or the Company to amend, modify or terminate any Employee Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant, any right to employment or continued employment or continued service with Purchaser, any of its Subsidiaries or the Company, or constitute or create an employment agreement with any employee.

6.18 Tax Matters.

(a) Straddle Period Allocation. In the case of a Straddle Period, the portion of Taxes (or any Tax refund or amount credited against any Tax) allocable to the portion of the Straddle Period ending at the end of the Closing Date will be: (i) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll, sales or any specific transaction or event deemed to be the amount of such Taxes (or Tax refund or amount credited against Tax) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the end of the Closing Date.

(b) Purchaser Consolidated Group. Seller and Purchaser acknowledge and agree that (i) the Company will file a U.S. consolidated federal and applicable state and local Tax Return with respect to Income Taxes with Purchaser (or any parent Affiliate thereof) starting on the day following the Closing Date, (ii) the Company will become a member of the affiliated group of corporations of which Purchaser is the common parent (or a disregarded entity of the common parent) or of which Purchaser is a member (or a disregarded entity of the a member) on the day following the Closing Date, and (iii) each of Seller and Purchaser shall, and shall cause each of their respective Affiliates, to report consistently with the foregoing in clauses (i) and (ii) for all Tax purposes.

(c) Filing of Pre-Closing and Consolidated Tax Returns. Seller shall timely prepare and file (or cause to be timely prepared and filed) (i) all Tax Returns that are required to be filed by or with respect to the Company on an affiliated, consolidated, combined or unitary basis with Seller or any of its respective Affiliates for Tax years or periods of the Company beginning on or before the Closing Date and (ii) all other Tax Returns required to be filed by the Company with a due date (taking into account any applicable extensions) on or before the Closing Date (such Tax Returns in (i) and (ii), “Seller Prepared Tax Returns”), and shall pay or cause to be paid all Taxes shown as due and owing on such Seller Prepared Tax Returns. Such Seller Prepared Tax Returns shall: (A) allocate all items accruing on the Closing Date after the Closing to the Purchaser’s taxable period after the Closing in accordance with Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (using the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) and (B) all deductions resulting from or attributable to any Transaction Tax Deductions shall be treated as properly allocable to the taxable period (or portion thereof) ending on or before the Closing Date and shall be included as deductions on the Income Tax Returns of the Company for such period to the maximum extent permitted under applicable Tax Law at a more likely than not level of comfort.

(d) Filing of Straddle Period Tax Return(e) . Purchaser (at Purchaser’s sole expense) shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns of the Company relating to Straddle Periods (“Straddle Period Returns”). Such Straddle Period Returns shall be prepared in a manner consistent with the past practice of the Company to the extent permitted under applicable Law. To the extent such Straddle Period Returns are due prior to the final determination of the Closing Cash Proceeds pursuant to Section 2.06, Purchaser shall submit all such Tax Returns to Seller no later than thirty (30) days prior to the due date of any such Straddle Period Return for Seller’s review and consent (such consent not to be unreasonably withheld, conditioned or delayed and such consent to be provided within fifteen (15) days after delivery to Seller of such Tax Returns).

(e) Cooperation on Tax Matters. Purchaser, on the one hand, and Seller, on the other hand, and their respective Affiliates shall use commercially reasonable efforts to cooperate, at the requesting Party’s cost, in the preparation of all Tax Returns for any Tax periods and the conduct of any Tax action or proceeding. Such cooperation shall include retaining and, upon the other Party’s reasonable request, furnishing prior years’ Tax Returns of the Company or return preparation packages containing information relevant to the preparation of such Tax Returns and making employees and representatives available during normal business hours for discussion of such Tax matters (as reasonably required). Notwithstanding the foregoing, neither Seller nor any of its Affiliates will be required to provide Purchaser or any of its Affiliates with any Tax Return of Seller or any of its Affiliates that is filed on an affiliated, consolidated, combined or unitary basis.

(f) Amended Tax Returns; Certain Tax Elections. Until the indemnity in Section 9.02 expires, Purchaser will not, without Seller’s prior written consent cause or permit the Company to (i) file or amend any Tax Return with respect to the Company that relates in whole or in part to any Pre-Closing Tax Period, (ii) make, revoke or change any election with respect to the Company that has retroactive effect to any Pre-Closing Tax Period, (iii) voluntarily approach any taxing authority with respect to any Pre-Closing Tax Period or Taxes attributable to a Pre-Closing Tax Period, (iv) extend the statute of limitations with respect to any Pre-Closing Tax Period, or (v) compromise, concede or settle any Tax liability of the Company with respect to any Pre-Closing Tax Period.

(g) 338 Election. Purchaser and its Affiliates shall not make any election under Section 338 or Section 336(e) of the Code or under any state, local, or foreign Law equivalent in respect of the transaction pursuant to this Agreement.

(h) Transfer Taxes. At the Closing or, if due thereafter, promptly when due, all, transfer Taxes, direct or indirect real property transfer Taxes, sales Taxes, use Taxes, excise Taxes, stamp Taxes, conveyance Taxes and any other similar Taxes (together with any penalties, interest or additions with respect to any such Tax) applicable to, arising out of or imposed upon the Transaction (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall prepare and file any related Tax Return with respect to such Transfer Taxes and Seller shall cooperate reasonably in the preparation of such Tax Returns. Purchaser shall provide Seller with evidence of payment of all Transfer Taxes.

(i) Tax Sharing Agreements. Notwithstanding anything to the contrary in this Agreement, all Tax allocation, Tax sharing or similar agreements of or involving the Company, on the one hand, and Seller or any of its Affiliates, on the other hand, shall (with respect to the Company) terminate on the Closing Date without any further liability of the Company or Seller or its applicable Affiliate, and shall no longer be of any force or effect with respect to the Company following such termination.

(j) Standard Procedure. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and Seller (or their respective Affiliates) shall report on a predecessor/successor basis as set forth therein, (ii) Seller and its Affiliates will not be relieved from filing a Form W-2 with respect to any Business Employees for any portion of the Pre-Closing Tax Period that such Business Employee was employed by Seller or its Affiliates and (iii) Purchaser or its Affiliate will undertake to file (or cause to be filed) a Form W-2 for each such Business Employee with respect to the portion of the Post-Closing Tax Period during which such Business Employees are employed by Purchaser or its Affiliates. Seller and Purchaser shall cooperate in good faith to the extent necessary for the purpose of effectuating its compliance with the “Standard Procedure.”

(k) Tax Proceedings. Notwithstanding anything to the contrary in this Agreement (including Section 9.04), Seller or its designee shall have the right to elect to control in its sole discretion any Tax audit, claim, contest or other proceeding on behalf of the Company that solely relates to any combined, consolidated, unitary or other similar group Tax Return which includes the Company, on the one hand, and Seller or any of its Affiliates (other than the Company), on the other hand (a “Consolidated Group Tax Contest”) and shall have the right to control in its sole discretion any Tax audit, claim, contest or other proceeding on behalf of the Company that is not a Consolidated Group Tax Contest and that solely relates to any Seller Indemnified Taxes (a “Seller Indemnity Tax Contest” and each, a “Seller Tax Contest”) and Purchaser shall have no right to participate in any Consolidated Group Tax Contest; provided, Seller shall keep Purchaser reasonably informed of any Consolidated Group Tax Contest that is reasonably expected to materially increase any Tax liability of the Company in a Post-Closing Tax Period; provided further, Seller or its designee shall not settle any Seller Indemnity Tax Contest that is reasonably expected to materially increase any Tax liability of the Company without prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Seller shall defend any Seller Tax Contest diligently and in good faith. Purchaser shall promptly notify Seller in writing upon receiving notice from any taxing authority of the commencement of any Seller Tax Contest, and Purchaser shall take all actions reasonably necessary (including providing any applicable power of attorney) to enable Seller or its designee to exercise its control rights as set forth in this Section 6.18; provided, however, that a failure to give such notice will not affect Purchaser’s rights to indemnification under Article IX, except to the extent that Seller is actually prejudiced thereby. For the avoidance of doubt, Purchaser shall have the right to control in its sole discretion any Tax audit, claim, contest or other proceeding on behalf of the Company that relates to a Straddle Period (a “Straddle Period Tax Contest”); provided, that Purchaser or its designee shall not settle any Straddle Period Tax Contest without prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, Seller shall have the right to participate at Seller’s sole expense in any such Straddle Period Tax Contest.

(l) Tax Refunds. Any Tax refund (or similar credit or offset against Taxes) of the Company with respect to any Seller Indemnified Taxes (a “Seller Tax Refund”) that is actually received in cash (or, in the case of credits or offsets against Taxes, actually utilized to offset payable cash Taxes) after the Closing Date shall be for the account of Seller, except to the extent such Seller Tax Refund is taken into account in calculating the Tax Liability Amount or taken into account as a “current asset” in the determination of Closing Working Capital; provided, the Company shall, to the extent permitted by applicable Law, first use any Tax credits or Tax offsets generated by Seller Indemnified Taxes to offset payable cash Taxes of the Company before using any other Tax credits or Tax offsets to offset such payable cash Taxes of the Company. The Company shall use commercially reasonable efforts to timely file for, and diligently pursue, each Seller Tax Refund. Purchaser shall pay, or cause to be paid, to Seller an amount equal to any such Seller Tax Refund (less any costs and expenses (including Taxes) borne by Purchaser, its Affiliates or the Company incurred in filing, pursuing and obtaining each such Seller Tax Refund) to which Seller is entitled under this Section 6.18(l) within ten (10) days after receipt or utilization thereof. Notwithstanding the foregoing, Seller shall not be entitled to payment under this Section 6.18(l) for any Tax refund attributable to (i) any loss, credit or other Tax attribute arising in a Tax period (or portion thereof) commencing after the Closing Date, or (ii) the carryback of any such loss, credit or other Tax attribute arising in a Tax period (or portion thereof) commencing after the Closing Date. Any Tax refunds (or similar credit or offset against Taxes) relating to any

Straddle Period shall be equitably apportioned between Purchaser and Seller in accordance with the principles of Section 6.18(a). In the event any Seller Tax Refund paid to Seller pursuant to this Section 6.18(l) is subsequently disallowed or required to be repaid to the applicable Governmental Entity, Seller shall promptly repay to Purchaser the amount of such Seller Tax Refund previously paid to Seller.

(m) Survival. Notwithstanding anything to the contrary in this Agreement, the covenants in this Section 6.18 shall survive the Closing and remain in full force until the date that is sixty (60) days following the expiration of the applicable statute of limitations.

6.19 Further Assurances. From time to time following the Closing, as and when requested in writing by any Party and at such requesting Party’s expense, the other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary to evidence and effectuate the Transaction.

6.20 Exclusivity. Until earlier of (i) the termination of this Agreement in accordance with its terms or (ii) the Closing, Seller, Sodium or their respective controlled Affiliates and employees shall not, and shall direct their respective other Affiliates and representatives not to, directly or indirectly, (a) solicit or initiate the making or submission of, or knowingly encourage or knowingly facilitate, an Acquisition Proposal, (b) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (c) enter into any contract relating to an Acquisition Proposal. Following entry into this Agreement, Seller, Sodium and their respective controlled Affiliates and employees shall, and shall direct their respective other Affiliates and representatives to (i) immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Purchaser or its designees) conducted heretofore with respect to any Acquisition Proposal, and (ii) as promptly as reasonably practicable request that each Person (other than Purchaser or its representatives) that has previously executed a confidentiality or similar agreement in connection with its consideration of an Acquisition Proposal to return to Seller, Sodium or their Affiliates or destroy any non-public information previously furnished or made available to such Person or any of its representatives by or on behalf of Seller, Sodium or their Affiliates or their representatives to the extent permitted and in accordance with the terms of the confidentiality agreement in place with such Person, and terminate data room access from any such Person and its representatives. Notwithstanding the foregoing, Seller, Sodium, their respective Affiliates and representatives may disclose to any Person that they are bound by the exclusivity obligations hereunder.

6.21 Intellectual Property Assignments. Seller shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to prior to Closing, at Purchaser’s sole cost and expense, execute and file any documents required to effect and record the applicable change of ownership and assignments with any applicable patent offices and other similar authorities for the Intellectual Property set forth on Schedule 6.21. For the avoidance of doubt, no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based on the failure to obtain any change of ownership and assignments contemplated by this Section 6.21.

6.22 IT Separation. Seller shall use commercially reasonable efforts, and shall cause its Subsidiaries to use commercially reasonable efforts, to at Seller’s sole cost and expense (subject to the increase to Closing Cash Proceeds for IT Separation Costs), undertake the information technology separation plan set forth on Schedule 1.01(e). For the avoidance of doubt, no representation, warranty or covenant of Seller contained in this Agreement shall be breached or deemed breached, and no condition shall be deemed not satisfied, based solely on the failure to complete any portion of the information technology separation plan set forth on Schedule 1.01(e).

ARTICLE VII

CONDITIONS TO CLOSING

7.01 Conditions to All Parties’ Obligations. The respective obligations of each of Seller and Purchaser to consummate the Transaction shall be subject to the fulfillment (or waiver by each of Seller and Purchaser, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Law shall have been entered, issued, enforced, promulgated, adopted or become effective, in each case, that enjoins, prohibits, prevents or makes illegal the consummation of the Transaction (in each case, exclusive of all Regulatory Laws and enforcement actions related thereto, other than under the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act or those Laws set forth on Schedule 7.01(b) (collectively, the “Mutual Regulatory Laws”)) (any such Law, a “Mutual Legal Restraint”).

(b) All waiting periods (and any extensions thereof) applicable to the Transaction under the HSR Act, and any commitment to, or agreement with, any Governmental Entity under the HSR Act or in connection with the Regulatory Laws set forth on Schedule 7.01(b) to delay the consummation of, or not to consummate before a certain date, the Transaction, shall have expired or been terminated, and all clearances, consents and approvals under the Regulatory Laws set forth on Schedule 7.01(b) shall have been obtained and shall remain in full force and effect; and

(c) The closing of the Primary Transaction shall have occurred.

7.02 Conditions to Purchaser’s Obligation. The obligations of Purchaser to consummate the Transaction shall be subject to the fulfillment (or waiver by Purchaser, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Seller set forth in (i) Article III and Article IV (other than in Section 3.01 (Organization), Section 3.02 (Authority; Validity and Effect), Section 3.06 (No Brokers), Section 4.01(a) (Organization), Section 4.02(a) (Ownership of Acquired Interests), Section 4.02(b) (Ownership of Acquired Interests) and Section 4.11(b) (No Material Adverse Effect)) shall be true and correct as of the Closing Date as though made as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) Section 3.01 (Organization), Section 3.02 (Authority; Validity and Effect), Section 3.06 (No Brokers), Section 4.01(a) (Organization), Section 4.02(a) (Ownership of Acquired Interests) and Section 4.02(b) (Ownership of Acquired Interests) shall be true and correct as of the Closing Date as though made as of the Closing Date in all material respects and (iii) Section 4.11(b) (No Material Adverse Effect) shall be true and correct as of the date of this Agreement; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) or (iii), as applicable) only as of such date or period;

(b) Seller shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by Seller prior to the Closing;

(c) no Material Adverse Effect shall have occurred since the date hereof and be continuing as of the Closing; and

(d) Seller shall have delivered to Purchaser a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

7.03 Conditions to Seller’s Obligations. The obligations of Seller to consummate the Transaction shall be subject to the fulfillment (or waiver by Seller, to the extent permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) The representations and warranties of Purchaser set forth in (i) Article V (other than in Section 5.01 (Organization), Section 5.02 (Authority; Validity and Effect) and Section 5.06 (No Brokers)) shall be true and correct as of the Closing Date as though made as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (ii) Section 5.01 (Organization), Section 5.02 (Authority; Validity and Effect) and Section 5.06 (No Brokers) shall be true and correct as of the Closing Date as though made as of the Closing Date in all material respects; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period;

(b) Purchaser and Sponsor shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Sponsor Support Agreement to be performed or complied with by Purchaser prior to the Closing; and

(c) Purchaser shall have delivered to Seller a certificate signed by an officer of Purchaser, dated as of the Closing Date, certifying that the conditions specified in Section 7.03(a) and Section 7.03(b) have been satisfied.

7.04 Frustration and Waiver of Closing Conditions. No Party may rely, either as a basis for not consummating the Transaction or terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement. Upon the occurrence of the Closing, any condition set forth in this Article VII that was not satisfied shall be deemed to have been waived.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated at any time prior to the Closing only as follows, and in no other manner:

(a) automatically without further action by any Party upon valid termination of the Merger Agreement in accordance with its terms;

(b) by mutual written consent of Purchaser, on the one hand, and Seller, on the other hand;

(c) by either Seller or Purchaser, by written notice to the other, if the Closing shall not have occurred on or before April 2, 2025 (the “Outside Date”); provided, that if the End Date (as defined in and extended pursuant to the Merger Agreement from time to time) is extended (or the right to terminate the Merger Agreement is waived by Seller and Sodium) pursuant to and in accordance with the Merger Agreement to a date later than

(or such waiver expires on a date after) April 2, 2025, then in such circumstances, the Outside Date shall be extended to the same date as such End Date (as defined in and extended pursuant to the Merger Agreement from time to time), but in no event shall the Outside Date be extended beyond December 31, 2025; provided, further, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to a Party if the failure of the Closing to occur by such date shall be due to the material breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement (including, in the case of Purchaser, any material breach by Sponsor of any representation, warranty, covenant or other agreement set forth in the Sponsor Support Agreement);

(d) by either Seller or Purchaser, if the Closing would violate any final and non-appealable Mutual Legal Restraint; provided, however, that the right to terminate this Agreement under this Section 8.01(d) shall not be available to a Party if the failure of such Party to perform any of its obligations under this Agreement materially breached its obligations in Section 6.03 (the material breach of the Company also deemed to be the material breach of Seller under this Section 8.01(d));

(e) by Purchaser, if Purchaser is not then in material breach of this Agreement and Sponsor is not then in material breach of the Sponsor Support Agreement, by written notice to Seller, upon a breach, in any material respect, of any covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall be or have become untrue, in either case, such that any of the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, however, that, if such breach is curable through the exercise of commercially reasonable efforts and for so long as Seller continues to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 8.01(e);

(f) by Seller, if Seller is not then in material breach of this Agreement, by written notice to Purchaser, upon a breach, in any material respect, of any covenant or agreement on the part of Purchaser set forth in this Agreement or on the part of Sponsor set forth in the Sponsor Support Agreement, or if any representation or warranty of Purchaser shall be or have become untrue, in either case, such that any of the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, if such breach (other than breach or failure to consummate the Closing when required pursuant to Section 2.04) is curable by Purchaser through the exercise of commercially reasonable efforts and for so long as Purchaser continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 8.01(f); or

(g) by Seller, by written notice to Purchaser, if a Governmental Entity notifies Seller that it has determined that Purchaser is not a suitable purchaser of the Acquired Interests and the Business; provided, that Purchaser shall have ten (10) Business Days after its receipt of such written notice in which to seek to change such determination, by meeting with the Governmental Entity or taking such other actions in accordance with Section 6.03(c) and (i) such termination shall not be effective until the end of such ten (10) Business Day period and (ii) if such Governmental Entity revokes such determination during such ten (10) Business Day period, such termination shall not be effective.

8.02 Effect of Termination.

(a) Subject to Section 8.02(b), if this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no further force and effect (other than Article I (Definitions), Section 6.05 (Continuing Confidentiality), Section 6.06 (Public Announcements), this Section 8.02 (Effect of Termination), Section 10.01 (Expenses), Section 10.03 (Counterparts), Section 10.04 (Governing Law), Section 10.05 (Jurisdiction; Specific Enforcement), Section 10.06 (Waiver of Jury Trial), Section 10.07 (Notices), Section 10.08 (Assignment), Section 10.09 (Severability), Section 10.10 (Complete Agreement), Section 10.12 (Amendment and Waiver), Section 10.16 (Conflict Between Transaction Documents)

and Section 10.17 (Relationship of the Parties), which shall survive the termination of this Agreement) without any liability or obligation on the part of any Party, (a) other than liabilities and obligations under the Confidentiality Agreement and (b) except that no such termination shall relieve any Party of any liability for damages resulting from any Willful Breach of this Agreement by such Party. For purposes of clarification, the Parties agree that if either Party does not consummate the Transaction on the date Closing is required to occur in accordance with Section 2.04, in circumstances in which all of the conditions set forth in Section 7.01 and Section 7.02 or Section 7.03 as applicable, have been satisfied or waived (other than those conditions that, by their terms, are to be satisfied at the Closing), such failure or refusal to consummate the Transaction shall be deemed to be a Willful Breach of this Agreement by such Party. In determining losses or damages recoverable upon termination by a Party for another Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, but shall include the benefit of the bargain lost by such Party, taking into consideration all relevant matters (including other opportunities and the time value of money), which shall be deemed to be damages of such Party.

(b) If this Agreement is validly terminated pursuant to Section 8.01(a), Section 8.01(c) or Section 8.01(g) (so long as all conditions set forth in Article VII have been satisfied other than those in Section 7.01(c)), within five (5) Business Days of such termination, Seller shall pay to Purchaser, by wire transfer of immediately available funds, any and all reasonable and documented out-of-pocket fees, costs and expenses incurred by Purchaser or its Affiliates in connection with the Transaction and the associated negotiation and drafting of this Agreement and the review of and efforts to close the Transaction; provided, however, that in no event shall Seller be required to pay an amount exceeding seven million dollars ($7,000,000).

(c) In the event that this Agreement is validly terminated under circumstances where Seller is required to pay any amount to Purchaser under Section 8.02(b), the payment of such amounts pursuant to Section 8.02(b) shall be the sole and exclusive remedy of Purchaser against Seller, the Company, Sodium and Merger Sub for all losses and damages suffered as a result of the failure of the Transaction to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of Seller, Sodium or any of their respective Subsidiaries or Non-Recourse Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transaction, except that nothing herein shall relieve any Party of any liability for damages resulting from any Willful Breach of this Agreement by such Party.

ARTICLE IX

INDEMNIFICATION

9.01 Survival. Except as otherwise provided in this Agreement, the Parties to this Agreement intend to limit and modify by contract the statutes of limitation that otherwise apply to this Agreement. None of the representations, warranties, covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing, except for the covenants and agreements which contemplate performance after the Closing or otherwise survive the Closing expressly by their terms (including, for the avoidance of doubt, the covenants set forth in Section 6.18, which shall survive as set forth therein); provided, however, that, for the avoidance of doubt, the obligations hereunder to make payments at or in connection with the Closing shall survive until performed in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period set forth above shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

9.02 Indemnification by Seller. Subject to the provisions of this Article IX and without duplication, from and after the Closing, Seller will indemnify, defend and hold harmless Purchaser, its Affiliates (including the Company), and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives and permitted successors and assigns (collectively, the “Purchaser Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to any Retained Liabilities (collectively, “Purchaser Claims”).

9.03 Indemnification by Purchaser. Subject to the provisions of this Article IX and without duplication, from and after the Closing, Purchaser will indemnify, defend and hold harmless Seller, its Affiliates, and each of their respective shareholders, partners, members, managers, officers, directors, employees, attorneys, agents and representatives and permitted successors and assigns (collectively, the “Seller Indemnified Group”), from and against any and all Losses (including Third Party Claims) which arise out of, or are attributable to, the Transferred Liabilities (collectively, “Seller Claims”).

9.04 Third Party Claims.

(a) Subject to the terms of this Agreement and upon a receipt of notice of the assertion of a claim or of the commencement of an action that is a Third Party Claim against any member of the Purchaser Indemnified Group or the Seller Indemnified Group for Losses subject to indemnification under Section 9.02 or Section 9.03, respectively, such Person entitled to indemnification hereunder (the “Indemnitee”) will promptly, but in no event more than thirty (30) days following the Indemnitee becoming aware of a Third Party Claim, notify the Party against which indemnification is sought (the “Indemnitor”) in writing of any Loss that has given or would reasonably be expected to give rise to a claim under Section 9.02 or Section 9.03 (such written notice, a “Notice of Claim”). A Notice of Claim will specify, (i) in reasonable detail, the facts known to the Indemnitee regarding the claim, including reference to the provisions under this Agreement on which such claim by the Indemnitee is based, (ii) the amount or the estimated amount of Losses thereunder (to the extent then ascertainable in good faith) in connection with such Third Party Claim and (iii) any other information with respect thereto as the Indemnitor may reasonably request and will provide all material documentation then available that is relevant to such claim. Subject to the terms of this Agreement, the failure to provide (or timely provide) a Notice of Claim will not affect the Indemnitee’s rights to indemnification except to the extent that, as a result of such failure, the Indemnitor was prejudiced. The Parties shall cooperate in good faith to resolve any disputed claim for indemnification.

(b) The Indemnitor may elect to defend, in good faith and at its expense, any claim or demand set forth in a Notice of Claim relating to a Third Party Claim and, at its option, shall be entitled to assume the control of the defense thereof (subject to the limitations in this Section 9.04(b)) by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense at the Indemnitor’s sole cost and expense; provided, that, the Indemnitee, at its expense, shall be entitled to participate in the defense of any such Third Party Claim with separate counsel of its choice (with the fees and expenses of such counsel to be borne solely by the Indemnitee) if (i) so requested by the Indemnitor or (ii) based on the reasonable opinion of outside counsel to the Indemnitee, a conflict of interest exists between the Indemnitee and the Indemnitor that would make such separate representation advisable. Without the prior written consent of the Indemnitee, the Indemnitor will not enter into any settlement of any Third Party Claim unless (i) the settlement includes a complete and unconditional release of the other Party and its group (i.e., the Seller Indemnified Group or the Purchaser Indemnified Group, as the case may be) with respect to the Third Party Claim, (ii) as a result of such settlement, no injunctive or other equitable relief would be imposed against the other Party, (iii) the Party entering into such settlement shall bear any and all costs and expenses with respect to such settlement and (iv) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person by the Indemnitee. The Indemnitor shall have no liability with respect to any compromise or settlement of any such Third Party Claim effected without its consent. Notwithstanding the foregoing, the Indemnitor shall not be entitled to assume control of the defense of a Third Party Claim without the Indemnitee’s prior written consent if (A) such Third Party Claim relates to or arises in connection with any proceeding, indictment, allegation or investigation (in each case of a criminal nature) against the Indemnitee, (B) the Third Party Claim seeks to impose either solely or significant non-monetary liabilities, obligations or restrictions upon the Indemnitee or its Affiliates or (C) a conflict of interests exists between the Indemnitee and the Indemnitor (based upon the reasonable opinion of outside counsel to the Indemnitee), in respect of such Third Party Claim which renders it inappropriate for the same counsel to represent both the Indemnitee and the Indemnitor.

(c) The Party defending the Third Party Claim will (i) consult with the other Party throughout the pendency of the Third Party Claim regarding the investigation, defense, settlement, trial, appeal or other resolution of the Third Party Claim and (ii) afford the other Party the reasonable opportunity to participate, at the expense of such other Party, in the defense of the Third Party Claim. Each Party will make available to the Indemnitor or its representatives all records and other materials reasonably required by them for use in contesting any Third Party Claim (subject to obtaining an agreement to maintain the confidentiality of confidential or proprietary materials in a form reasonably acceptable to Indemnitor and Indemnitee).

(d) Any direct claim will be asserted by giving the Indemnitor reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, after the Indemnitee becomes aware of such direct claim, but the failure to give timely notice will not affect the rights or obligations of the Indemnitor except to the extent that, as a result of such failure, the Indemnitor was materially prejudiced.

(e) In the event of any conflict between this Section 9.04 and Section 6.18, Section 6.18 shall control matters relating to Taxes.

9.05 Limitations.

(a) No Party shall be required to indemnify any other party for any otherwise indemnifiable Loss to the extent such Loss is specifically included in the final calculation of the Closing Cash Proceeds.

(b) Notwithstanding anything to the contrary contained in this Agreement as it relates to any claim for indemnification pursuant to Sections 9.02 or 9.03, each Party shall, and shall cause its affiliated Indemnitees to, use commercially reasonable efforts to seek recovery, at its or their own expense, under all applicable insurance policies (including the R&W Insurance Policy), and indemnification or reimbursement rights covering any such claim; provided that, nothing in the foregoing shall (i) require any Indemnitee to commence litigation against any insurer or (ii) limit such Indemnitee’s ability to simultaneously seek or obtain recovery against the Indemnitor. The amount of any Losses for which indemnification is provided under this Article IX will be net of any amounts actually recovered by the Indemnitee under insurance policies (including the R&W Insurance Policy), indemnity, contribution or other third party recoveries with respect to such Losses, net of any expenses, including Taxes incurred in connection with such recovery. To the extent that an Indemnified Party receives any amount under insurance coverage or other recovery with respect to a matter for which an Indemnitee has previously obtained payment in indemnification pursuant to this ARTICLE IX, Purchaser or Seller, as the case may be, shall, as soon as reasonably practicable after receipt of such insurance proceeds or other recovery, pay and reimburse to the other Party, up to the lower of (i) any prior indemnification payment and (ii) the amount of the insurance proceeds or other recovery, minus the cost and expense of pursuing such recovery.

(c) Each Indemnitee shall use commercially reasonable efforts to avoid or mitigate any Loss for which it is entitled to seek indemnification hereunder (which such efforts, for the avoidance of doubt, shall not obligate any Indemnitee to file a lawsuit against any third party).

(d) In no event may an indemnified party be entitled under this Agreement to duplicate monetary recovery for the same Losses.

(e) UNDER NO CIRCUMSTANCES SHALL AN INDEMNITOR HAVE ANY LIABILITY TO ANY INDEMNITEE UNDER THIS AGREEMENT OR THE ANCILLARY AGREEMENTS FOR, AND THE INDEMNITEE SHALL NOT HAVE THE RIGHT TO CLAIM OR RECOVER FROM THE INDEMNITOR, ANY INDIRECT, INCIDENTAL, SPECULATIVE, REMOTE, CONSEQUENTIAL, EXEMPLARY, SPECIAL, PUNITIVE OR SIMILAR DAMAGES, LOSSES OR EXPENSES OF ANY KIND OR NATURE WHATSOEVER (INCLUDING LOSS OF PROFITS, DIMINUTION OF VALUE, GOODWILL OR BUSINESS OPPORTUNITIES) NOR SHALL ANY DAMAGES BE CALCULATED USING A “MULTIPLIER” OR ANY OTHER SUCH METHOD HAVING A SIMILAR EFFECT, WHETHER FORESEEABLE OR UNFORESEEABLE, HOWSOEVER CAUSED OR ON ANY THEORY OF LIABILITY, EVEN IF THE INDEMNIFYING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, EXCEPT TO THE EXTENT RECOVERED FROM THE INDEMNITEE BY A THIRD PARTY.

9.06 Purchase Price Adjustment. Any payment made pursuant to this Article IX shall be treated as an adjustment to the Closing Cash Proceeds for applicable Tax purposes, to the extent permitted by applicable Law.

ARTICLE X

MISCELLANEOUS

10.01 Expenses. Except as otherwise set forth herein, whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Transaction, this Agreement or any Ancillary Agreement shall be paid by the Party incurring or required to incur such expenses, except that (i) Transfer Taxes shall be borne by Seller and Purchaser in accordance with Section 6.18(f), and (ii) the filing fees payable under the HSR Act and other Regulatory Laws, as applicable, shall each be borne by Purchaser in accordance with Section 6.03. Without limiting the generality of the foregoing and for the avoidance of doubt, Purchaser shall pay any and all expenses relating to any R&W Insurance Policy.

10.02 Non-Recourse Parties; Release; Exclusive Remedy.

(a) Each Party acknowledges and agrees that this Agreement may only be enforced against, and any claim or suit based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Parties and then only with respect to the specific obligations set forth herein with respect to the applicable Parties. Notwithstanding any provision of this Agreement or otherwise, and without limiting the rights of Seller or Purchaser under the Equity Commitment Letter or the Sponsor Support Agreement, each Party agrees on its own behalf and on behalf of its Subsidiaries and Affiliates that no Non-Recourse Party of a Party shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) arising under, in connection with or relating to this Agreement, any Ancillary Agreement or the Transaction or for any claim based on, in respect of or by reason of this Agreement or the Ancillary Agreements or the preparation, negotiation or execution thereof, and each Party irrevocably and unconditionally waives, releases, and agrees (on behalf of itself, its Subsidiaries and Affiliates and any Person claiming by, through or on behalf of any of them) not to assert all such liabilities and claims against any such Non-Recourse Party, except to the extent agreed to in writing by such Non-Recourse Party. Without limiting the generality of the foregoing, to the maximum extent permitted by Law, other than pursuant to and to the extent provided in this Agreement or in any Ancillary Agreement, (i) each Party hereby irrevocably and unconditionally waives and releases any and all rights, claims, demands or causes of action that may otherwise be available in equity or at Law, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise; and (ii) each Party irrevocably and unconditionally disclaims any reliance upon any Non-Recourse Parties with respect to the performance of this Agreement or any Ancillary Agreement or any representation or warranty made in, in connection with or as an inducement to this Agreement or any Ancillary Agreement. The Non-Recourse Parties are expressly intended as third-party beneficiaries of this Section 10.02(a).

(b) Effective as of the Closing, (i) Purchaser, on behalf of itself and each of its Affiliates and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Purchaser Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Seller and its respective Affiliates, and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, liabilities, obligations and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Purchaser Releasing Parties may have against each of the Seller Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or Business or any actions taken or failed to be taken by the Seller Released Parties in any capacity related to the Company or Business occurring on or prior to the Closing Date and (ii) Seller, on behalf of itself and each of its Affiliates and each of its and their respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Seller Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges Purchaser and its respective Affiliates (including the Company), and each of the foregoing’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, stockholders, equityholders, controlling Persons, representatives, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Purchaser Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, liabilities, obligations and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Seller Releasing Parties may have against each of the Purchased Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Company or Business or any actions taken or failed to be taken by the Purchaser Released Parties in any capacity related to the Company or Business occurring on or prior to the Closing Date. The claims waived by the Purchaser Releasing Parties or Seller Releasing Parties, as applicable, do not include any claim arising under this Agreement, the Ancillary Agreements or in the case of Fraud. Each Seller Released Party or Purchaser Released Party, as applicable, to whom this Section 10.02(b) applies shall be a third-party beneficiary for purposes of this Section 10.02(b).

10.03 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties, delivered (by telecopy, electronic delivery or otherwise) and subsequently released to the other Parties. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to Agreement or any Ancillary Agreement and the Transaction shall be deemed to include signatures transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

10.04 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

10.05 Jurisdiction; Specific Enforcement.

(a) The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy and for which it would not have an adequate remedy at law, would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it at law or in equity, each of the Parties shall be entitled to an injunction or injunctions or equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (and, with respect to Seller, the Equity Commitment Letter) exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, in each case, in accordance with the Equity Commitment Letter. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.05, and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b) Each of the Parties hereto(or, with respect to the Equity Commitment Letter, Seller) irrevocably agrees that any legal action or proceeding relating to or arising out of this Agreement and the rights and obligations hereunder, or for recognition and enforcement of any judgment relating to or arising out of this Agreement and the rights and obligations hereunder brought by another Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising out of this Agreement, any Ancillary Agreement or the Transaction in any court other than the aforesaid courts in accordance with the first sentence of this Section 10.05(b). Each of the Parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the Parties hereto hereby consents to the service of process in accordance with Section 10.07; provided, however, that nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.06 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.07 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when sent by email (with acknowledgment received); (c) when mailed (certified or registered mail, postage prepaid, return receipt requested) (with acknowledgment received); or (d) when delivered by a courier (with acknowledgment received), in each case to the Party to be notified at the following address (or to such other addresses as may be specified by a Party from time to time by notice to the other Parties):

Notices to Purchaser:

c/o LongRange Capital, L.P. 100 First Stamford Place, 3rd Floor Stamford, CT 06902 Attention: Email:

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Attention: Email:

Notices to Seller:

ChampionX Corporation 2445 Technology Forest Blvd, Bldg. 4, 12th Floor The Woodlands, TX 77381 Attention: Email:

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Email:

Notices to Sodium and Merger Sub:

Sodium Merger Sub, Inc. 5599 San Felipe, 17th Floor Houston, Texas 77056 Attention: Email:

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Email:

10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties hereto without the prior written consent of the other Parties; provided, that, at or following the Closing, Purchaser may assign its rights under this Agreement to its lenders as collateral security for their obligations under any of its secured debt financing arrangements, which assignment will not relieve Purchaser of any of its obligations under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 10.08 shall be null and void.

10.09 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in a court of competent jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.10 Complete Agreement. This Agreement, including, for the avoidance of doubt, the exhibits and Schedules hereto, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof and thereof.

10.11 Disclosure Schedules. The Disclosure Schedules shall correspond to the numbered and lettered sections set forth in this Agreement. For purposes of this Agreement any disclosure set forth in any particular section or subsection of a Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations, warranties, covenants, agreements or other provisions hereof that are contained in the corresponding section or subsection of this Agreement, and (b) any other representations, warranties, covenants, agreements or other provisions hereof that are contained in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, is reasonably apparent on its face. The headings contained in each Disclosure Schedule are for reference purposes only and will not affect in any way the meaning or interpretation of such Disclosure Schedule. Items disclosed in the Disclosure Schedules are not necessarily limited to the items that this Agreement requires to be reflected therein, and certain items disclosed in the Disclosure Schedules are included solely for informational purposes or to avoid misunderstanding. Any fact, occurrence, circumstance, item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (v) be used as a basis for interpreting the terms “material,” “Material Adverse Effect,” or other similar terms in this Agreement, as applicable, or to establish a standard of materiality, (w) constitute, or be deemed to constitute, an admission that such fact, occurrence, circumstance, item of information, matter or document is required to be listed in the Disclosure Schedules in order for any representation or warranty to be true and correct, (x) represent a determination that such fact, occurrence, circumstance, item of information, matter or document did not arise in the ordinary course of business, (y) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter or (z) constitute, or be deemed to constitute, an admission to any third party concerning such fact, occurrence, circumstance item of information, matter or document. All references in the Disclosure Schedules are not intended to be admissible against any Party to this Agreement by any Person who is not a Party to this Agreement, or give rise to any claim or benefit to any Person who is not a Party to this Agreement. The disclosure of any allegation, threat, notice or other communication in the Disclosure Schedules shall not be deemed to include disclosure of the truth of the matter communicated. In addition, the disclosure of any matter in the Disclosure Schedules is not to be deemed an admission or indication that such matter actually constitutes noncompliance with, or a violation or breach of, applicable Law, any contract or other topic to which such disclosure is applicable, or that any such noncompliance, violation or breach has actually occurred. In disclosing matters in the Disclosure Schedules, the relevant Party expressly does not waive any Privilege or protection afforded by the work-product doctrine with respect to such matters. The information contained in the Disclosure Schedules is confidential, proprietary information of the Party providing such information, and the other Parties to this Agreement shall be obligated to maintain and protect such confidential information in accordance with this Agreement and the Confidentiality Agreement. The Disclosure Schedules shall be delivered as of the entry into this Agreement, and no amendments or modifications thereto shall be made without the prior written consent of Purchaser. Any purported update or modification to the Disclosure Schedules after the entry into this Agreement that is not so consented to shall be disregarded.

10.12 Amendment and Waiver. At any time prior to the Closing, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser, Seller and Sodium or, in the case of a waiver, by the Party against whom the waiver is to be effective; provided, however, that, in the case of a provision to be waived that would be effective against Seller, such waiver must also be signed by Sodium to be effective. Notwithstanding the foregoing, no failure or delay by any Party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.13 Third-Party Beneficiaries. Each of the Parties agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the applicable Parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that, notwithstanding the foregoing, (i) the Seller Related Parties are third-party beneficiaries of, and may enforce, Section 6.07, (ii) each of the current and former officers, directors, managers or similar functionaries of Seller and his or her heirs and representatives are third-party beneficiaries of, and may enforce, Section 6.08, (iii) the Non-Recourse Parties are third-party beneficiaries of, and may enforce, Section 10.02(a), (iv) each Seller Released Party and Purchaser Released Party is a third-party beneficiary of, and may enforce, for purposes of Section 10.02(b) and (v) the Debt Financing Sources are third-party beneficiaries of, and may enforce, Section 10.18. Notwithstanding anything to the contrary in this Section 10.13, nothing in this Section 10.13 shall be deemed to serve as a waiver of any right on the part of Seller to initiate any legal proceedings permitted pursuant to, and in accordance with the specific terms of the Equity Commitment Letter.

10.14 Headings. Headings of the Articles and sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.15 Legal Representation. Following the Closing, the Company’s current and former legal counsel (including Weil, Gotshal & Manges LLP (“Weil”) and Latham & Watkins LLP (“Latham”)) may serve as counsel to each and any of Seller and its Non-Recourse Parties, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transaction notwithstanding such representation or any continued representation of any other Person (including Seller and its Affiliates), and each of the Parties (on behalf of itself and each of its Non-Recourse Parties) consents thereto and waives any conflict of interest arising therefrom. The decision to represent any of Seller and its Non-Recourse Parties shall be solely that of Weil or Latham, as applicable. Any attorney-client privilege, work product protection or expectation of confidentiality arising out of or as a result of Weil’s or Latham’s representation of Seller, Sodium or the Company in any matter relating in any way to Seller and its Affiliates or in connection with the Transaction (collectively, the “Privileges”) shall survive the Closing and shall remain in full force and effect; provided, that notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement to which the Company is party, the Privileges and all information, data, documents or communications, in any format and by whomever possessed, covered by or subject to any of the Privileges (collectively, “Privileged Materials”) shall, from and after the Closing, automatically be assigned and exclusively belong to, and be controlled by, Seller, except to the extent relating to the Company or the Business and not related to Seller and its Affiliates or the Transaction. For the avoidance of doubt, as to any Privileged Materials, Purchaser, together with any of its Affiliates (including, following the Closing, the Company), successors or assigns, agrees that no such party may use or rely on any of the Privileged Materials in any action or claim against or involving any of the Parties or any of their respective Non-Recourse Parties after the Closing, and Seller and its Affiliates shall have the right to assert any of the Privileges against the Company. Purchaser further agrees that, on its own behalf and on behalf of its Subsidiaries (including, following the Closing, the Company), Weil’s or Latham’s retention by or on behalf of the Company shall be deemed completed and terminated without any further action by any Person effective as of the Closing. Purchaser shall cause the Company and each of their future direct and indirect Subsidiaries and its and their successors and assigns that are not signatories to this Agreement to fulfill and comply with the terms of this Section 10.15 and take any and all other steps necessary to effect the agreements in this Section 10.15.

10.16 Conflict Between Transaction Documents. The Parties agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any Ancillary Agreement, this Agreement shall govern and control.

10.17 Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute the Parties as joint venturers, alter egos, partners or participants in an unincorporated business or other separate entity, nor in any manner create any principal-agent, fiduciary or other special relationship between the Parties. No Party shall have any duties (including fiduciary duties) towards any other Party except as specifically set forth herein.

10.18 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, Seller, on behalf of itself and the Company, hereby:

(a) agrees that any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing, the Transaction or any of the agreements entered into in connection with the Debt Financing or the transactions contemplated thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such proceeding to be the exclusive jurisdiction of such court;

(b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the applicable definitive document relating to the Debt Financing;

(c) without limiting the rights of any Person under the documentation governing the Debt Financing (including any commitment letter relating thereto), agrees not to bring or support or permit any of its controlled Affiliates to bring or support any proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Transaction, the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York;

(d) agrees that service of process upon Seller or the Company in any such proceeding shall be effective if notice is given in accordance with Section 10.07;

(e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such legal proceeding in any such court;

(f) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by law, trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to this Agreement, the Transaction the Debt Financing or any of the transactions contemplated thereby or the performances of any services thereunder;

(g) without limiting the rights of any Person under the documentation governing the Debt Financing (including any commitment letter relating thereto), agrees that none of the Debt Financing Sources will have any liability to Seller or the Company (in each case, for the avoidance of doubt, other than Purchaser and its Subsidiaries) relating to or arising out of this Agreement, the Transaction the Debt Financing or any of the transactions contemplated thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; and

(h) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 10.18 and that such provisions and the definition of “Debt Financing Source” shall not be amended in any way that is materially adverse to any Debt Financing Source without the prior written consent of such Debt Financing Source.

Notwithstanding the foregoing, nothing in this Section 10.18 shall in any way limit or modify the rights and obligations of Purchaser or any Affiliate thereof under this Agreement or any Debt Financing Source’s obligations to Purchaser or any Affiliate thereof under any debt commitment letter or to Purchaser (and following the Closing Date, the Company) under the definitive agreements governing the Debt Financing. This Section 10.18 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

10.19 No Effect on Merger Agreement. Nothing in this Agreement shall be deemed to waive, supersede, limit, expand, modify or otherwise affect the respective rights and obligations of any Person pursuant to or in connection with the Merger Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement on the date first above written.

Seller:

CHAMPIONX CORPORATION

By:	/s/ Kenneth M. Fisher
Name:	Kenneth M. Fisher
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Equity Purchase Agreement]

Purchaser:

USS HARDTECH, LLC

By:	/s/ Robert Q. Berlin
Name:	Robert Q. Berlin
Title:	President

[Signature Page to Equity Purchase Agreement]

solely for purposes of Article I, Section 6.03, Section 6.05, Section 6.06, Section 6.14, Section 6.17(d), Section 6.17(i), Section 6.20 and Article X,

Sodium:

SCHLUMBERGER LIMITED

By:	/s/ Stephane Biguet
Name:	Stephane Biguet
Title:	Executive Vice President and Chief Financial Officer

solely for purposes of Section 6.17(d) and Section 6.17(i),

Merger Sub:

SODIUM MERGER SUB, INC.

By:	/s/ Fahad Muqtadir Khan
Name:	Fahad Muqtadir Khan
Title:	President

[Signature Page to Equity Purchase Agreement]